Exhibit 10.26

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

Dated as of August 10, 2015

among

BAYONNE ENERGY CENTER, LLC and

BAYONNE ENERGY CENTER URBAN RENEWAL, LLC

as Borrowers

BAYONNE ENERGY HOLDINGS, LLC, ZONE J TOLLING CO., LLC, PER-D BAYONNE
HOLDINGS, LLC, PER-D BAYONNE I, INC., PER-D BAYONNE II, LLC and HUDSON
POWER HOLDINGS, LLC,

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

THE ISSUING BANKS FROM TIME TO TIME PARTY HERETO,

Crédit Agricole Corporate and Investment Bank,

as Swingline Lender

and

Crédit Agricole Corporate and Investment Bank,

as Administrative Agent

Joint Lead Arrangers:

Crédit Agricole Corporate and Investment Bank,

ing capital llc,

national australia bank limited,

siemens financial services, inc.,

suntrust robinson humphrey, inc.

and

wells fargo bank, n.a.

$300,000,000 Senior Secured Credit Facilities

 i

SCHEDULES

Schedule I	-	Commitments; Applicable Lending Offices; Notices
Schedule II	-	Disclosed Liens
Schedule 6.01(a)	-	Loan Parties
Schedule 6.01(i)	-	Adverse Proceedings
Schedule 7.01(d)	-	Insurance Requirements
Schedule 7.02(a)	-	Closing Date Other Permitted Liens
Schedule 7.02(m)	-	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B-1	-	Form of Term Note
Exhibit B-2	-	Form of Revolving Note
Exhibit B-3	-	Form of Swingline Note
Exhibit C-1	-	Form of Funding Notice
Exhibit C-2	-	Form of Swingline Request
Exhibit D	-	Form of Pledge Agreement
Exhibit E	-	Form of Consent and Agreement
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Intercreditor Agreement
Exhibit H	-	Subordination Terms
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of Conversion/Continuation Notice
Exhibit K	-	Form of Closing Date Certificate
Exhibit L-1	-	Form of Joinder Agreement (Permitted Expansion Entity)
Exhibit L-2	-	Form of Joinder Agreement (Swingline Lender)
Exhibit L-3	-	Form of Joinder Agreement (Augmenting Extending Lender)
Exhibit M-1	-	Form of U.S. Tax Compliance Certificate
Exhibit M-2	-	Form of U.S. Tax Compliance Certificate
Exhibit M-3	-	Form of U.S. Tax Compliance Certificate
Exhibit M-4	-	Form of U.S. Tax Compliance Certificate
Exhibit N	-	Form of Depositary Agreement
Exhibit O	-	Form of Prepayment Notice
Exhibit P-1	-	Form of L/C Credit Extension Request
Exhibit P-2	-	Form of DSRA Letter of Credit
Exhibit P-3	-	Form of MMRA Letter of Credit
Exhibit P-4	-	Form of Working Capital Letter of Credit
Exhibit Q-1	-	Form of Chadbourne & Parke LLP Opinion
Exhibit Q-2	-	Form of McCarter & English, LLP Opinion
Exhibit R-1	-	Form of Acceptable Reserve Guarantee (DSRA/MMRA)
Exhibit R-2	-	Form of Acceptable Reserve Guarantee (Permitted Expansion Facility)
Exhibit S	-	Form of Major Maintenance Funding Certificate

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of August 10, 2015 (this “Agreement”), is entered into by and among BAYONNE ENERGY CENTER, LLC, a Delaware limited liability company (“BEC”), and BAYONNE ENERGY CENTER URBAN RENEWAL, LLC, a New Jersey limited liability company (“BECUR,” and together with BEC, the “Borrowers”), THE GUARANTORS FROM TIME TO TIME PARTY HERETO, THE LENDERS FROM TIME TO TIME PARTY HERETO, Crédit Agricole Corporate and Investment Bank, as Swingline Lender, Crédit Agricole Corporate and Investment Bank, as an issuing bank (in such capacity, an “Issuing Bank”), and Crédit Agricole Corporate and Investment Bank, as administrative agent for the Lender Parties (in such capacity, together with any successor Administrative Agent appointed pursuant to Article IX in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, BEC owns and operates the approximately 512 MW electrical generating facility located in Bayonne, New Jersey and an undersea cable interconnecting such facility with ConEd’s Gowanus Substation located in Brooklyn, New York (collectively, together with any Permitted Expansion if undertaken by a Permitted Expansion Entity, the “Project”);

WHEREAS, BECUR is a wholly-owned subsidiary of BEC;

WHEREAS, the Borrowers have requested that the Term Lenders provide a term loan facility, the proceeds of which are to be used on the Closing Date (a) to make a distribution to the Sponsor, and (b) to pay fees, costs and expenses in connection with the Facilities and fees, costs and expenses in connection with the operation of the Project;

WHEREAS, the Borrowers have requested that the Revolving Lenders provide a revolving loan facility with a swingline sublimit that may be used (a) for general working capital purposes or (b) in connection with the issuance of certain letters of credit;

WHEREAS, the Borrowers have requested the Issuing Bank to issue letters of credit in accordance with the terms hereof; and

WHEREAS, the Lenders are willing to provide such credit facilities and the Issuing Bank is willing to issue letters of credit upon the terms and subject to the conditions set forth herein and in the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.         Certain Defined Terms. As used in this Agreement (including the preamble hereto and the preliminary statements hereto), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Bank” means any commercial bank or financial institution having a long-term unsecured senior debt rating of at least A3 or better by Moody’s or A- or better by S&P.

“Acceptable Letter of Credit” means an irrevocable letter of credit issued by an Acceptable Bank that has a stated maturity date that is not earlier than the earlier of (a) 6 months after the date of issuance of such letter of credit and (b) the Term Facility Maturity Date, and which letter of credit and all related documentation are satisfactory to the Administrative Agent, acting reasonably. Any such letter of credit must be drawable if, (i) it is not renewed or replaced at least 15 days prior to its stated maturity date or (ii) the issuer thereof fails to satisfy the requirements of an “Acceptable Bank” and a replacement letter of credit has not been obtained from an Acceptable Bank within 30 days thereafter.

“Acceptable Reserve Guarantee” means a guaranty provided by Sponsor in respect of (a) the Borrowers’ obligations to fund the Debt Service Reserve Account or the Major Maintenance Reserve Account, as applicable, in the form attached hereto as Exhibit R-1 or (b) clause (c) of the definition of Permitted Expansion Facility, in the form attached hereto as Exhibit R-2; provided that such guarantee shall cease to be an “Acceptable Reserve Guarantee” for any period that the Sponsor does not have a long-term unsecured senior debt rating of at least Baa3 or better by Moody’s or BBB- or better by S&P (or, if rated by both Moody’s and S&P, then at least Baa3 or better by Moody’s and BBB- or better by S&P).

“Acceptable Third Party Tolling Credit Support” means, (a) with respect to DEBM or any of its Affiliates, the Centrica Guarantee and (b) with respect to each other Third Party Power Offtaker that is required to deliver Acceptable Third Party Tolling Credit Support in accordance with the definition of “Replacement Power Purchase Agreement,” a guarantee from a Person with a Required Rating.

“Additional Project Contract” means each agreement relating to the Project entered into by, or assigned to, a Loan Party subsequent to the Closing Date, the breach of which by such Loan Party or the counterparty thereto could reasonably be expected to have a Material Adverse Effect, but excluding any Contractual Obligation (a) providing for, governing or evidencing any Permitted Debt and any related Permitted Lien for such Permitted Debt, (b) entered into to consummate any sale, lease, transfer or disposal allowed pursuant to the Loan Documents or (c) providing for, governing or evidencing any investments permitted pursuant to the Loan Documents.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for Eurodollar Rate Advances, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (a) the fluctuating rate per annum equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such Interest Period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date or (ii) if the rate in clause (i) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits with a term equivalent to such Interest Period on such other page or other service which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date or (iii) if the rates in clauses (a)(i) and (a)(ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market for deposits of principal amounts comparable to the Eurodollar Rate Advance for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrowers and the Lender Parties from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means, individually or collectively, as the context may require, a Term Advance, a Working Capital Advance, a Swingline Advance or an L/C Advance.

“Adverse Proceeding” means any action, written claim, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Loan Parties) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign (including any Environmental Actions), whether pending or, to the knowledge of the Loan Parties, threatened in writing against the Loan Parties or any Property of the Loan Parties.

“Affected Lenders” has the meaning specified in Section 4.04(a).

“Affected Property” means, with respect to any Casualty Event or Event of Eminent Domain, the Property that has been lost, destroyed, damaged, condemned, taken or otherwise adversely affected as a result of such Casualty Event or Event of Eminent Domain.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Parties” has the meaning specified in Section 11.01(d)(ii).

“Agents” means, individually or collectively, as the context may require, the Administrative Agent, the Collateral Agent and the Depositary.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement on Security” means the Security Agreement (if any) that is entered into by BEC and ConEd in connection with the LGIA, providing for, among other things, the basis and methodology for determining the manner in which BEC will satisfy the requirements under the LGIA to provide security.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the rules, regulations and legally enforceable requirements thereunder, the United Kingdom Bribery Act 2010 and all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, with respect to any Base Rate Advances and Eurodollar Rate Advances, the applicable rate per annum determined pursuant to the grid set forth below:

Period	Eurodollar Rate Advances	Base Rate Advances
Until (but excluding) the fifth anniversary of the Closing Date	2.125%	1.125%
On the date that is the fifth anniversary of the Closing Date until (and including) the Term Facility Maturity Date	2.375%	1.375%

“Applicable Percentage” means with respect to any Lender, the percentage of the Revolving Facility represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Advances, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of an Advance is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Advances. Eurodollar Rate Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time and without duplication, with respect to (a) the Term Facility or the Revolving Facility, a Lender that has a Commitment or outstanding Advances with respect to such Facility at such time, (b) the Revolving Facility, the applicable Issuing Banks and (c) the Swingline Sublimit, (i) the Swingline Lender and (ii) if the Swingline Lender has delivered a Swingline Reimbursement Request, the Revolving Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any of the Loan Parties’ Properties, whether now owned or hereafter acquired, leased or licensed, other than any sale, lease, transfer or other disposition or exchange of Properties pursuant to sub-clause (i), (ii), (iii), (iv), (v), (vi), or (vii) of Section 7.02(e).

“Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds received by any of the Loan Parties in connection with such Asset Sale.

“Asset Sale Proceeds Account” has the meaning specified in the Depositary Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party, on the one hand, and an Eligible Assignee (with the consent of any Person whose consent is required by Section 11.06), on the other hand, and accepted by the Administrative Agent, in accordance with Section 11.06 and in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Extending Lender” has the meaning specified in Section 4.10(a).

“Available Amount” means, with respect to any Letter of Credit or any other letter of credit, at any time, the maximum amount (whether or not such maximum amount is then in effect under such Letter of Credit or other letter of credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or other letter of credit) available to be drawn under such Letter of Credit or other letter of credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Revolving Commitment” means with respect to any Revolving Lender at any time (a) such Lender’s Revolving Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances and L/C Advances made by such Lender and outstanding at such time and (ii) such Lender’s Pro Rata Share of the sum of (A) the L/C Exposure and (B) the Swingline Advances at such time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Projections” means the projections delivered pursuant to Section 5.01(a)(vii)(C), as such projections may be updated in accordance with clause (d) of the definition of Permitted Expansion Facility.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%; and (c) 1% plus the Adjusted Eurodollar Rate (without giving effect to any rounding) for a one month Interest Period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“BEC” has the meaning specified in the preamble hereto.

“BECUR” has the meaning specified in the preamble hereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing” means, individually or collectively, as the context may require, a Term Borrowing or a Revolving Borrowing.

“Budget” has the meaning specified in Section 7.03(e).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Advances, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time to any of the Loan Parties with respect to the partial or complete interruption of the operation of the business of such Loan Party.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrowers during such period determined on a Consolidated basis and without duplication that, in accordance with GAAP, are or should be included in “property, plant and equipment” or similar items reflected in the Consolidated balance sheet of the Loan Parties or in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of the Loan Parties, but excluding to the extent they would otherwise be included:

(a)          expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Insurance Proceeds or other Cash paid to the Borrowers on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds or other Cash paid to the Loan Parties on account of an Event of Eminent Domain, in each case in accordance with the terms of the Loan Documents;

(b)          the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is less than any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)          the purchase of any Property to the extent financed with Asset Sale Proceeds in accordance with the terms of the Loan Documents;

(d)          payments under Capitalized Leases to the extent such Capitalized Leases are permitted under the terms of the Loan Documents;

(e)          expenditures related to Major Maintenance Expenses;

(f)           expenditures to the extent any Borrower has received reimbursement in cash from a Person that is not an Affiliate of any of the Borrowers and for which no Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person; and

(g)          the purchase of Property to the extent financed (directly or indirectly) with the proceeds of Cash equity contributions received by any Borrower from Holdings prior to the consummation of such purchase, which Cash equity contributions have been contributed by Holdings, directly or indirectly, specifically for such purpose.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Leases” means, as applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect of L/C Exposure, cash or Deposit Account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a)          readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)          securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, at any time that neither S&P nor Moody’s rates such obligations, an equivalent rating from another nationally recognized rating service);

(c)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, at any time that neither S&P nor Moody’s rates such obligations, an equivalent rating from another nationally recognized rating service);

(d)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any of its Affiliates or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f)          investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are (i) invested in investments of the type described in clauses (a) through (e) above or (ii) rated the highest category by S&P or Moody’s; and

(g)          Cash.

“Casualty Event” means a casualty event that causes all or a portion of the Property of any of the Loan Parties to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear, (b) any Event of Eminent Domain or (c) any casualty event in respect of which any Loan Party reasonably expects to receive Insurance Proceeds of less than $7,500,000 or, with respect only to Section 7.03(l)(ii), $2,000,000.

“Centrica Guarantee” means the guarantee, dated as of June 12, 2014, delivered by Centrica plc in favor of BEC in connection with the DEBM Power Purchase Agreements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means either (a) Sponsor and a Qualified Owner (if any) shall, collectively, fail to own, directly or indirectly, more than 50% of the Capital Stock in Holdings or (b) Holdings shall fail to own, directly or indirectly, 100% of the Capital Stock in each other Loan Party; provided that, for the avoidance of doubt, no Change of Control shall be deemed to have occurred in clause (b) above as a result of a liquidation, dissolution, merger or consolidation of any Loan Party undertaken in accordance with Section 7.02(d).

“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are Term Advances, Working Capital Advances, Swingline Advances or L/C Advances; when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, Revolving Commitment or L/C Commitment; and when used in reference to any Letter of Credit, refers to whether such Letter of Credit is a Working Capital Letter of Credit, MMRA Letter of Credit or DSRA Letter of Credit.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.01 have been satisfied or waived in accordance with Section 11.05.

“Closing Date Certificate” means a Closing Date Certificate in substantially the form of Exhibit K.

“Collateral” means all Property (including Capital Stock) of the Loan Parties, now owned or hereafter acquired, other than the Excluded Assets, which is intended to be subject to the security interests or Liens granted pursuant to any of the Collateral Documents.

“Collateral Account” has the meaning specified in the Depositary Agreement.

“Collateral Agent” means Wells Fargo Bank, NA, in its capacity as First Lien Collateral Agent, together with any successor “First Lien Collateral Agent” appointed pursuant to the Intercreditor Agreement.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Depositary Agreement (and any agreement entered into, or required to be delivered, by any Loan Party pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto (including any Uniform Commercial Code financing statements), the Mortgages, each Consent and Agreement, and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the First Lien Secured Parties.

“Commitment” means, individually or collectively, as the context may require, a Term Commitment, a Revolving Commitment or an L/C Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor thereto.

“Commodity Hedge and Power Sale Agreement” means any agreement (including each confirmation entered into pursuant to any ISDA master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, tolling agreement, capacity purchase agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics, other than, for the avoidance of doubt, any energy management agreement that solely establishes an agency function for the party or parties thereto, and any agreement providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Commodity Hedge Counterparty” means any Person (or any Person whose obligations under the applicable Permitted Commodity Hedge and Power Sale Agreement are guaranteed by a Person) (a) that is, as of the date of the applicable Permitted Commodity Hedge and Power Sale Agreement, (i) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (ii) a public utility or the NYISO or a reputable exchange (e.g., InterContinental Exchange), or (iii) in the business of selling, marketing, purchasing, transporting, storing or distributing electric energy, capacity, ancillary services, fuel, oil, gas, or emissions credits, and (b) that has (or whose obligations under the applicable Permitted Commodity Hedge and Power Sale Agreement are guaranteed by an entity that has), at the time the applicable Permitted Commodity Hedge and Power Sale Agreement is entered into, a Required Rating.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit I.

“ConEd” means Consolidated Edison Company of New York, Inc., a New York corporation.

“ConEd Easement” means the Easement Grant, dated August 6, 2010, between BEC and ConEd, as amended by that certain Amendment to Easement Grant, dated September 27, 2012.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents and Agreement” means each Consent and Agreement executed by a Third Party Power Offtaker (and, if applicable, the counterparty to the corresponding Acceptable Third Party Tolling Credit Support) or delivered in accordance with clause (h) of the definition of Permitted Expansion Facility, in each case substantially in the form of Exhibit E.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each Deposit Account and each securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 4.04.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit J.

“Core Contract” means each of the Third Party Power Purchase Agreements, the LTSA and, for as long as any DEBM Power Purchase Agreement is in place, the Centrica Guarantee.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of any Advance or the issuance of a Letter of Credit.

“DB Account” means the account maintained by BEC with Deutsche Bank Trust Company Americas (account number: SB3747.1).

“DEBM” means Direct Energy Business Marketing, LLC.

“DEBM Power Purchase Agreements” means, collectively, (a) that certain Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, dated as of September 30, 2010, between DEBM, as assignee of Hess, and BEC, as amended by that certain Amendment to Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, dated as of June 12, 2014 and (b) that certain Second Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, dated as of September 30, 2010, between DEBM, as assignee of Hess, and BEC, as amended by that certain Amendment to Second Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, dated as of June 12, 2014.

“Debt” means, as applied to any Person and without duplication:

(a)          all Debt for Borrowed Money;

(b)          that portion of obligations with respect to Capitalized Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(c)          all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money;

(d)          any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(e)          all indebtedness secured by any Lien on any Property owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of that Person;

(f)           the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)          the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another;

(h)          any obligation of such Person, the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof;

(i)           any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under sub-clause (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and

(j)          all obligations of such Person in respect of any exchange-traded or over- the-counter derivative transaction, including any Interest Rate Hedge or Commodity Hedge and Power Sale Agreement, whether entered into for hedging or speculative purposes;

provided that in no event shall (A) deferred compensation arrangements, (B) earn-out, non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) deemed Debt pursuant to GAAP or (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements, in each case, constitute Debt of a Person for the purposes of Section 7.02(b); provided further that in no event shall (1) intercompany debt permitted under Section 7.02(b)(vii) or (2) Debt in respect of Interest Rate Hedges or Commodity Hedge and Power Sale Agreements, in each case, constitute Debt of a Person for the purposes of Section 8.01(f).

“Debt for Borrowed Money” means of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date, but excluding Debt in respect of Capitalized Leases and purchase money debt.

“Debt Obligation” means any obligation for which the Borrower has issued debt instruments in the financial markets and for which such debt instruments are normally rolled over or refinanced in the financial markets upon maturity.

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by any of the Loan Parties (other than Debt permitted to be incurred or issued pursuant to Section 7.02(b)), the Net Cash Proceeds received by any of the Loan Parties in connection with such incurrence or issuance.

“Debt Service” means, for any period, the sum of (a) Interest Expense, all fronting fees, commitment fees and letter of credit participation fees and similar fees payable by the Loan Parties (including under Section 3.06(a) and Section 4.03(a) of this Agreement) under the Loan Documents and under any Permitted Expansion Facility secured by a Permitted Lien on the Collateral under the Collateral Documents, and all Ordinary Course Settlement Payments under Interest Rate Hedges and (b) all scheduled principal amounts paid or payable pursuant to Section 2.03(a) or any Permitted Expansion Facility; provided, however, that (i) Debt Service for the Measurement Period ending on September 30, 2015 shall be deemed to be the product of four times the sum of (A) the Debt Service for the Fiscal Quarter then ending plus (B) $2,396,578.47; (ii) Debt Service for the Measurement Period ending on December 31, 2015 shall be deemed to be the product of two times the sum of (A) the Debt Service for the Fiscal Quarter then ending plus (B) the sum of the amounts set forth in clauses (i)(A) and (i)(B), (iii) Debt Service for the Measurement Period ending on March 31, 2016 shall be deemed to be the product of four thirds times the sum of (A) the Debt Service for the Fiscal Quarter then ending and (B) the sum of the amounts set forth in clauses (ii)(A) and (ii)(B), and (iv) Debt Service for the Measurement Period ending on June 30, 2016 shall be deemed to be the sum of (A) the Debt Service for the Fiscal Quarter then ending and (B) the sum of the amounts set forth in clauses (iii)(A) and (iii)(B).

“Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of (a) Operating Cash Available for Debt Service for such Measurement Period to (b) Debt Service for such Measurement Period.

“Debt Service Reserve Account” has the meaning specified in the Depositary Agreement.

“Debt Service Reserve Requirement” means on any date of determination, an amount equal to 100% of the sum of the reasonably anticipated aggregate (a) scheduled principal and interest on the Term Facility, (b) interest on the Revolving Facility and (c) fees pursuant to Section 3.06 and Section 4.03(a), in each case, payable during the following six (6) month period occurring after such date of determination, net of (or plus) Ordinary Course Settlement Payments under Hedge Agreements that are reasonably expected to be made or received during such six-month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Advance within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and BEC), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or national regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11) upon delivery of written notice of such determination to the Borrowers, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” Wells Fargo Bank, NA, in its capacity as depositary, together with any successor depositary appointed pursuant to the Depositary Agreement.

“Depositary Accounts” has the meaning specified in the Depositary Agreement.

“Depositary Agreement” means a depositary agreement in substantially the form of Exhibit N, dated as of the date hereof, among the Borrowers, each Guarantor party thereto, the Administrative Agent, the Collateral Agent, and the Depositary.

“Disposition” means any sale, assignment, transfer, conveyance or other disposition.

“Distribution Account” has the meaning specified in the Depositary Agreement.

“Distribution Conditions” means, as of any Distribution Date:

(a)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(b)          the outstanding principal amount of all L/C Advances in respect of any MMRA Letter of Credit and any DSRA Letter of Credit shall have been repaid in full and there are no unreimbursed outstanding Drawing Payments in respect of any MMRA Letter of Credit or any DSRA Letter of Credit;

(c)          as calculated on such Distribution Date, the Debt Service Coverage Ratio for the applicable Measurement Period ending on the Quarterly Date immediately preceding such Distribution Date is not less than 1.20 to 1.00;

(d)          the amount then on deposit in or credited to the Debt Service Reserve Account plus the aggregate Available Amount under all issued DSRA Letters of Credit held by the Collateral Agent plus the available amount under any Acceptable Reserve Guarantee issued in respect of the Debt Service Reserve Requirement as of such Quarterly Date equals the Debt Service Reserve Requirement at such time;

(e)          the amount then on deposit in or credited to the Major Maintenance Reserve Account plus the aggregate Available Amount under all issued MMRA Letters of Credit held by the Collateral Agent plus the available amount under any Acceptable Reserve Guarantee issued in respect of the Major Maintenance Reserve Requirement as of such Quarterly Date equals the Major Maintenance Reserve Requirement at such time;

(f)           Any debt service reserve account, major reserve account and any other reserve account established under any Permitted Expansion Facility Debt Document shall be funded in accordance with such Permitted Expansion Facility Debt Document; and

(g)          BEC shall have delivered to the Administrative Agent, at least two (2) Business Days prior to such Distribution Date, a certificate of a Responsible Officer stating that each of the foregoing conditions set forth in clauses (a) through (f) above shall be satisfied as of such Distribution Date and setting out in reasonable detail the calculation for computing the Debt Service Coverage Ratio for the relevant period.

“Distribution Date” has the meaning specified in the Depositary Agreement.

“Distribution Reserve Account” has the meaning specified in the Depositary Agreement.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“Drawing Payment” means a payment by an Issuing Bank of all or any part of the Available Amount in conjunction with a drawing on a Letter of Credit by the beneficiary thereof.

“DSRA Letter of Credit” shall have the meaning ascribed thereto in Section 3.01(a)(ii).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any of the Loan Parties in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (a) which is or was adopted, sponsored, maintained or contributed to by, or required to be contributed by any of the Loan Parties or any of their respective ERISA Affiliates or (b) with respect to or in connection with any of the Loan Parties could have any actual or contingent liability by reason of any Person having been an ERISA Affiliate at any applicable time within the past six (6) years.

“Energy Manager” means DEBM, in its capacity as the manager under the Energy Services Agreement or any other energy manager providing services under any Replacement Power Purchase Agreement.

“Energy Services Agreement” means the Energy Services Agreement, dated as of September 30, 2010, between BEC and DEBM, as assignee of Hess, as amended by the Amendment to Energy Services Agreement, dated June 12, 2014.

“Environmental Action” means any claim, action, suit, proceeding, or demand by any Governmental Authority or any other Person, or any notice of investigation, violation, order or directive of any Governmental Authority, arising (a) pursuant to or in connection with any actual or alleged violation of Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm from Hazardous Materials to human health, safety or the environment (including natural resources).

“Environmental Law” means any foreign, federal or state (or any subdivision of any of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, common law, or any other legally enforceable requirements of Governmental Authorities relating to (a) protection of the environment or to any Hazardous Materials Activity, (b) occupational safety and health (to the extent related to exposure to Hazardous Materials) or (c) the protection of plant or animal health or welfare, in any manner applicable to any of the Loan Parties or any of their respective Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation as in effect on the date hereof); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Loan Parties or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Loan Parties or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Loan Parties or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any of the Loan Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan (other than a Multiemployer Plan) or the assets thereof, or against any of the Loan Parties or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any of the Loan Parties or any of their respective ERISA Affiliates; (k) a Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (l) a Multiemployer Plan is in “endangered status” (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA) or “critical status” (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Event of Abandonment” means the operation of the Project shall have been abandoned for a period of at least 45 consecutive days (it being acknowledged that a Casualty Event, Event of Eminent Domain, a force majeure event, an outage, or any other event which is not caused by a Loan Party shall be deemed to not be an “Event of Abandonment”).

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any of the Loan Parties (including any Capital Stock of any of the Loan Parties) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any of the Loan Parties or any Capital Stock of any of the Loan Parties other than any such action, series of actions, omissions or series of omissions in respect of which any Borrower or any other Loan Party reasonably expects to receive Eminent Domain Proceeds of $7,500,000 (or, with respect only to Section 7.03(l)(ii), $2,000,000) or less in the aggregate for all such actions, series of actions, omissions or series of omissions during the term of this Agreement.

“Events of Default” has the meaning specified in Section 8.01.

“EWG” means an exempt wholesale generator within the meaning of Section 1262(6) of PUHCA, and FERC’s implementing regulations thereof at 18 C.F.R. Part 366.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets” has the meaning specified in the Intercreditor Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (or any regulations promulgated thereunder) at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.08(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.06, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.06(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expansion EPC Agreement” means the agreement described in clause (b) of the definition of “Permitted Expansion Facility”.

“Expansion FNTP” means a full notice to proceed delivered by a Loan Party to the counterparty to an Expansion EPC Agreement or an Expansion Turbine Supply Agreement, as the case may be, instructing such counterparty to perform all obligations under such Expansion EPC Agreement or Expansion Turbine Supply Agreement.

“Expansion Turbine Supply Agreement” means an agreement providing for the sale of the turbines to be used in the construction of the Permitted Expansion.

“Extending Lender” has the meaning specified in Section 4.10(a).

“Facility” means, individually or collectively, as the context may require, the Term Facility and the Revolving Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent (in the case of any Advances), in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the fee letter, dated as of the date hereof, between the Borrowers and Crédit Agricole Corporate and Investment Bank, (b) the fee letter, dated as of the date hereof, between the Borrowers and ING Capital LLC, (c) the fee letter, dated as of the date hereof, between the Borrowers and National Australia Bank Limited, (d) the fee letter, dated as of the date hereof, between the Borrowers and Siemens Financial Services, Inc., (e) the fee letter, dated as of the date hereof, between the Borrowers and SunTrust Robinson Humphrey, Inc. and SunTrust Bank, (f) the fee letter, dated as of the date hereof, between the Borrowers and Wells Fargo Bank, N.A., (g) the fee letter, dated as of the date hereof, between the Borrowers and the Administrative Agent, and (g) the fee letter, dated July 31, 2015, between BEC and the Collateral Agent.

“FERC” means the Federal Energy Regulatory Commission, and any successor.

“Financial Officer” in respect of any Person, means the chief executive officer, president, general manager, chief financial officer, chief accounting officer, vice-president, controller, treasurer or assistant treasurer of such Person, or to the extent such Person is member managed, its parent company.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of BEC that such financial statements fairly present, in all material respects, the financial condition of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“First Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Loan Parties ending on December 31 of each calendar year; provided that for purposes of Section 7.03(c), the initial Fiscal Year of the Loan Parties shall be the period commencing on April 1, 2015 and ending on December 31, 2015.

“Fitch” means Fitch Ratings Ltd., or any successor to the rating agency business thereof.

“Flood Notice” has the meaning set forth in Section 5.01(e)(ii).

“Foreign Lender” means (a) if either Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if either Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which either Borrower is resident for tax purposes.

“FPA” means the Federal Power Act, as amended to the date hereof and from time to time hereafter, and any successor statute, and all implementing regulations of FERC thereunder.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender from and after delivery of a Swingline Reimbursement Request, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances included in any Swingline Reimbursement Request made by the Swingline Lender other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” has the meaning specified in Section 2.02(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, registration, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Growth Capital Expenditures” means all Capital Expenditures (other than Permitted Expansion Capital Expenditures) the Loan Parties reasonably believe are needed for, or will improve the value of, the Project funded with amounts available pursuant to Section 3.9(b) of the Depositary Agreement or amounts on deposit in the Distribution Account.

“Guaranteed Documents” means the Loan Documents and the Hedge Agreements.

“Guaranteed Parties” means the Lender Parties and the Hedge Banks.

“Guaranteed Obligations” has the meaning specified in Section 10.01(a).

“Guarantors” means (a) Bayonne Energy Holdings, LLC, PER-D Bayonne Holdings, LLC, Per-D Bayonne I, Inc., PER-D Bayonne II, LLC, Hudson Power Holdings, LLC, Zone J Tolling and any Permitted Expansion Entity, in each case, subject to the right of each Guarantor to liquidate, dissolve, merge and consolidate in accordance with Section 7.02(d), and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means the guaranty of the Guarantors set forth in Article X.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, toxic mold, lead-based paint, greenhouse gases, and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials, wastes or substances, air emissions, toxic substances, wastewater discharges and any chemical, material, waste or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by Environmental Laws; and (c) any materials, wastes or substances defined in Environmental Laws as “hazardous,” “toxic,” “pollutant,” or “contaminant,” or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any investigation, corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any Interest Rate Hedge entered into by a Loan Party, to the extent permitted under Section 7.02(b)(vi) with a Person that, at the time such Interest Rate Hedge is entered into, is a Hedge Bank.

“Hedge Bank” means any Person that is either a Lender, Joint Lead Arranger or an Affiliate thereof.

“Hedge Termination Proceeds” means a termination payment received by a Loan Party in Cash in excess of $3,000,000 in respect an Interest Rate Hedge.

“Hedge Termination Proceeds Account” has the meaning specified in the Depositary Agreement.

“Hess” means Hess Corporation.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” means AL Bayonne Holdings, LLC, a Delaware limited liability company.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.02(b).

“Independent Engineer” means E3 Consulting or any successor consultant appointed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Initial Operating Budget” has the meaning specified in Section 5.01(a)(vii)(B).

“Insurance Consultant” means Moore McNeil, LLC or any successor consultant appointed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds received by any of the Loan Parties from time to time with respect to such Casualty Event.

“Insurance Proceeds Account” has the meaning specified in the Depositary Agreement.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” means a collateral agency and intercreditor agreement in substantially the form of Exhibit G, among Holdings, each Loan Party, the Collateral Agent, the Administrative Agent, and each other Person party thereto.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP, taking into account any net costs or net payments made or received by any of the Loan Parties under any Interest Rate Hedges) of the Loan Parties, including all commissions, discounts and other fees and charges owed with respect to Letters of Credit, but excluding, however, any amount not payable in Cash, in each case for such period.

“Interest Payment Date” means, with respect to (a) any Base Rate Advance (including each Swingline Advance) or any fees, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Advance; and (b) any Eurodollar Rate Advance, the last day of each Interest Period applicable to such Advance; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Advance, an interest period of one, two, three or six months, as selected by BEC in its Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Closing Date, the date of any Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to sub-clause (iii) and sub-clause (iv) of this definition, end on the last Business Day of a calendar month, (iii) no Interest Period with respect to any portion of the Term Facility shall extend beyond the Term Facility Maturity Date and (iv) no Interest Period with respect to any portion of the Working Capital Advances or the L/C Advances shall extend beyond the Revolving Facility Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Rate Hedge” means, individually or collectively, as the context may require, each interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure under this Agreement or any Permitted Expansion Facility.

“Internal Revenue Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Investment” means (a) any direct or indirect purchase or other acquisition by any of the Loan Parties of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Loan Party from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any of the Loan Parties to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA” means International Swaps and Derivatives Association, Inc.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means Crédit Agricole Corporate and Investment Bank and each other Acceptable Bank appointed as an Issuing Bank pursuant to Section 3.07 or to which any L/C Commitment or portion thereof is assigned in accordance with Section 11.06 so long as such Person expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its L/C Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Person shall have an L/C Commitment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L-1, L-2 or L-3, as applicable.

“Joint Lead Arrangers” means, individually or collectively, as the context may require, Crédit Agricole Corporate and Investment Bank, ING Capital LLC, National Australia Bank Limited, Siemens Financial Services, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, N.A.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Advance” has the meaning specified in Section 3.04(b).

“L/C Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto or, if such Issuing Bank has entered into one or more Assignment and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent as such Issuing Bank’s “L/C Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 4.01; provided, that the aggregate amount of all L/C Commitments shall not exceed the Total L/C Commitment.

“L/C Credit Extension Request” has the meaning specified in Section 3.02.

“L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all Letters of Credit issued and outstanding at such time, plus (b) the aggregate amount of all outstanding and unreimbursed Drawing Payments. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 3.05(a).

“Lender Party” means, individually or collectively, as the context may require, any Lender or any Issuing Bank.

“Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Term Lenders and the Revolving Lenders and each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption for so long as such Person shall be a party to this Agreement. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means, individually or collectively, as the context may require, a Working Capital Letter of Credit, a MMRA Letter of Credit or a DSRA Letter of Credit.

“LGIA” means that certain Amended and Restated Large Generator Interconnection Agreement, dated as of October 16, 2013, by and among NYISO, ConEd and BEC (including all appendices thereto) and, to the extent applicable, the Agreement on Security.

“Lien” means (a) any lien, mortgage, deed of trust, deed to secure debt, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of this Agreement.

“Loan Documents” means, individually or collectively, as the context may require, (a) this Agreement, (b) the Notes (if any), (c) the Intercreditor Agreement, (d) the Collateral Documents and (e) the Fee Letter, in each case, as amended, amended and restated, supplemented and/or otherwise modified from time to time.

“Loan Parties” means the Borrowers and the Guarantors.

“LTSA” means that certain Long Term Service Agreement, dated November 12, 2009, and entered into by and between BEC and Siemens Contractor (as assignee of RR Contractor pursuant to the Siemens Novation Agreement).

“Major Maintenance Event” means the occurrence of an overhaul of, or a major maintenance procedure for, the Project or any part thereof which requires significant disassembly or shutdown of the Project.

“Major Maintenance Expenses” means all costs (other than administrative costs and costs incurred in connection with the normal maintenance of the Project) incurred by any Loan Party in accordance with Prudent Industry Practice for any overhaul of, or major maintenance procedure for, the Project or any part thereof which requires significant disassembly or shutdown of the Project (excluding any such costs that are payable by other Persons under warranty or similar agreements or insurance policies) and all expenditures related to long term service agreements (including the LTSA), hot gas path agreements or parts or services agreements to the extent such agreements are in effect on the Closing Date or are otherwise entered into in accordance with the terms hereof; provided that (a) all Capital Expenditures and all expenditures referred to in clauses (a) through (d) and clauses (f) through (g) of the definition of “Capital Expenditures” and (b) all other maintenance work, in each case, shall be deemed to not be Major Maintenance Expenses for purposes of this Agreement.

“Major Maintenance Reserve Account” has the meaning specified in the Depositary Agreement.

“Major Maintenance Reserve Requirement” means the aggregate of the following amounts calculated with respect to each Major Maintenance Event:

(a)          if the Projected Major Maintenance Event Expense in respect of a Major Maintenance Event is expected to be equal to or greater than $1,000,000 but less than $10,000,000 and the LTSA has not terminated, an amount equal to such Projected Major Maintenance Event Expense, multiplied by the difference of 1 minus a fraction, (i) the numerator of which is the number of Quarterly Dates to occur before such Major Maintenance Event (excluding the Quarterly Date on which such calculation is made) and (ii) the denominator of which is four; provided that if the numerator in clause (i) is four or more, the Major Maintenance Reserve Requirement for such Major Maintenance Event shall be zero;

(b)          if the Projected Major Maintenance Event Expense in respect of a Major Maintenance Event is expected to be equal to or greater than $10,000,000 and the LTSA has not terminated, an amount equal to such Projected Major Maintenance Event Expense, multiplied by the difference of 1 minus a fraction, (i) the numerator of which is the number of Quarterly Dates to occur before such Major Maintenance Event (excluding the Quarterly Date on which such calculation is made) and (ii) the denominator of which is eight; provided that if the numerator in clause (i) is eight or more, the Major Maintenance Reserve Requirement for such Major Maintenance Event shall be zero; and

(c)          if the Projected Major Maintenance Event Expense in respect of a Major Maintenance Event is expected to be equal to or greater than $1,000,000 and the LTSA has terminated, an amount equal to such Projected Major Maintenance Event Expense, multiplied by the difference of 1 minus a fraction, (i) the numerator of which is the number of Quarterly Dates to occur before such Major Maintenance Event (excluding the Quarterly Date on which such calculation is made) and (ii) the denominator of which is twenty; provided that if the numerator in clause (i) is twenty or more, the Major Maintenance Reserve Requirement for such Major Maintenance Event shall be zero.

“Margin Stock” has the meaning specified in Regulation U.

“Market Consultant” means Charles River Associates, or any other market consultant satisfactory to the Borrowers and the Required Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform their material Obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights, remedies or benefits available to any Agent or the Lender Parties, under any of the Loan Documents.

“Material Project Document” means each Core Contract, the Energy Services Agreement, the Transco Service Agreement, the Transco Interconnection Agreement, the LGIA, the O&M Agreement, the Site Lease, the Sublease Agreement, the ConEd Easement and each Additional Project Contract.

“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity and specified ancillary services at wholesale in interstate commerce at market-based rates, acceptance by FERC of a tariff describing such authorized sales and setting forth any conditions or limitations relating thereto, and granting such regulatory waivers and blanket authorizations as are customarily granted by FERC to entities with market-based rate authority, including blanket authorization pursuant to Section 204 of the FPA to issue securities and assume liabilities.

“Measurement Period” means each period of four consecutive Fiscal Quarters of the Borrowers.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the aggregate Available Amount of all Letters of Credit issued and outstanding at such time of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

“MMRA Letter of Credit” shall have the meaning ascribed thereto in Section 3.01(a)(iii).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” has the meaning specified in the Mortgages.

“Mortgages” means, collectively, the New Jersey BECUR Mortgage, the New Jersey BEC Mortgage and the New York BEC Mortgage.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“MW” means a megawatt (or 1,000 kilowatts) of electric generation capacity.

“Net Cash Proceeds” means:

(a)          with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Asset Sale (including Business Interruption Insurance Proceeds, or payments in lieu thereof, any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Interest Rate Hedge in connection with such related transaction) minus (ii) the sum of (A) the reasonable out-of-pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in sub-clause (i), (B) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties (or their respective beneficial owner) within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in sub-clause (i), (C) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Transaction Documents) that is secured by the Property subject to such Asset Sale and is required to be repaid in connection with such Asset Sale, to the extent such amounts were not deducted in determining the amount referred to in sub-clause (i), (D) any costs associated with unwinding any related Interest Rate Hedge in connection with such transaction and (E) a reasonable reserve determined by a Financial Officer of BEC in its reasonable business judgment and to the extent required under the applicable purchase agreement for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale) expressly contemplated by the purchase agreement relating to such Asset Sale;

(b)          with respect to the incurrence or issuance of any Debt by the Loan Parties, the excess if any, of (i) the sum of the Cash and Cash Equivalents received by the Loan Parties in connection with such incurrence or issuance (including any proceeds received as a result of unwinding any related Interest Rate Hedge in connection with such related transaction) over (ii) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses and any costs associated with unwinding any related Interest Rate Hedge in connection with such transaction) incurred by the Loan Parties in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in sub-clause (i); and

(c)          with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (other than Business Interruption Insurance Proceeds) received by the Loan Parties in connection with the occurrence of any Casualty Event or Event of Eminent Domain, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Casualty Event or Event of Eminent Domain (including any proceeds received as a result of unwinding any related Interest Rate Hedge in connection with such related transaction) over (ii) the sum of (A) the reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in sub-clause (i), (B) any costs associated with unwinding any related Interest Rate Hedge in connection with such transaction and (C) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties (or their respective beneficial owner) within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith.

“New Jersey BEC Mortgage” means that certain Mortgage, Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed by BEC in favor of the Collateral Agent on behalf of the Secured Parties.

“New Jersey BECUR Mortgage” means that certain Mortgage, Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed by BECUR in favor of the Collateral Agent on behalf of the Secured Parties.

“New York BEC Mortgage” means that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed by BEC in favor of the Collateral Agent on behalf of the Secured Parties.

“NFIP” has the meaning set forth in Section 5.01(e)(ii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.05(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Lender” has the meaning specified in Section 4.10(a).

“Note” means, individually or collectively, as the context may require, a Term Note, a Revolving Note or a Swingline Note.

“Notice” means, individually or collectively, as the context may require, a Funding Notice, an L/C Credit Extension Request or a Conversion/Continuation Notice.

“Notice of Termination” has the meaning specified in Section 3.01(b).

“NYISO” means the New York Independent System Operator, or any successor.

“NYISO Installed Capacity Market” means the market administered by the NYISO in which “Unforced Capacity” under the NYISO Rules or variations of such capacity product are sold and purchased pursuant to the NYISO Rules.

“NYISO Markets” means those markets administered by the NYISO from time to time, which include, but are not limited to, the Day-Ahead Market, Hour Ahead Market, Real-Time Market, Ancillary Services Market, and NYISO Installed Capacity Market.

“NYISO Rules” means the NYISO Tariff and all NYISO manuals, rules, procedures, agreements or other documents relating to operations in NYISO electric markets and to sales of capacity, energy and ancillary services as such govern the participation of market participants with respect thereto in the NYISO Markets, as in effect from time to time.

“NYISO Tariff” means, as applicable, the NYISO Open Access Transmission Tariff and/or the NYISO Market Administration and Control Area Services Tariff or any other FERC-approved tariff applicable to the NYISO.

“O&M Agreement” means that certain Operating and Maintenance Agreement, dated as of June 15, 2010, between EthosEnergy Power Plant Services, LLC (as successor to Wood Group Power Operations, Inc.) and BEC, as amended by the Amendment to Operating and Maintenance Agreement, dated April 25, 2012.

“Obligation” means all obligations of every nature of each Loan Party (including obligations from time to time owed to any Agent (including former Agents) or any Lender Party, from time to time under any Loan Document), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, provided that, as used herein with respect to an obligation of a Loan Party hereunder or under any other Loan Document, the term “Obligation” shall not include (or be construed to include) Commodity Hedge Provider First Lien Obligations, Commodity Hedge Provider Second Lien Obligations or First Lien Obligations in respect of First Lien Secured Interest Rate Hedges, First Lien Interest Rate Hedge Guaranties or any Permitted Expansion Facility Debt Document (as each such term is defined in the Intercreditor Agreement).

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Operating Agreement” means, with respect to (a) BEC, that certain Amended and Restated Limited Liability Company Agreement of Bayonne Energy Center, LLC, dated as of August 19, 2014, among the Members and (b) BECUR, that certain Amended and Restated Operating Agreement of Bayonne Energy Center Urban Renewal, LLC, dated as of November 19, 2009, as amended by the First Amendment thereto dated as of August 19, 2014, entered into by BEC.

“Operating & Maintenance Expenses” means all costs and expenses incurred in connection with the operation and maintenance of the Project (in each case incurred or projected to be incurred by the Loan Parties and not reimbursed by any other Person, except if the proceeds of such reimbursement are deposited into the Revenue Account), including, without limitation: (a) expenses of administering and operating the Project and of maintaining the Project in good repair and operating condition consistent with the Material Project Documents and Prudent Industry Practices (including fuel costs, transportation costs, fuel storage costs, any fees due and payable under the Material Project Documents, and deposits of cash collateral with third parties to the extent the same is a Permitted Lien) and reasonable general and administrative expenses, including expenditures incurred to keep the Collateral free and clear of all Liens (other than Permitted Liens), (b) direct operating and maintenance costs of the Project, including payments under any parts agreement, payments for spare parts, equipment, materials, utilities, repair and routine maintenance services, Unreserved Major Maintenance Expenses and other Major Maintenance Expenses to the extent funds on deposit in the Major Maintenance Reserve Account, any major maintenance reserve account established under the terms of any Permitted Expansion Facility, or any MMRA Reserve LC or an Acceptable Reserve Guarantee in respect thereof, are not sufficient to pay the same, (c) insurance costs in respect of the Project, (d) taxes payable by any Loan Party excluding taxes based on net income (“Income Taxes”) of any Loan Party (provided, that if such Loan Party becomes subject to Income Taxes as a result of a change in law, regulation or administrative practice after the date hereof, then such Income Taxes shall constitute Operating & Maintenance Expenses), (e) Ordinary Course Settlement Payments and any interest in respect thereof paid by any Loan Party under any Permitted Commodity Hedge and Power Sale Agreement, (f) costs, expenses and fees attendant to obtaining and maintaining in effect any Governmental Authorization, (g) payments in respect of Permitted Debt (other than as excluded pursuant to clause (iii) below), (h) legal, accounting and other professional fees and expenses attendant to any of the foregoing items, and (i) administrative fees (including fees, costs and expenses and indemnification payments permitted to be paid from the Revenue Account pursuant to Section 3.2(c)(ii) of the Depositary Agreement); provided that all of the foregoing costs and expenses shall be determined on a cash basis and shall not include depreciation, amortization and other non-cash items; provided, further, that “Operating & Maintenance Expenses” shall not include (i) payments of any kind to Holdings or any Affiliate thereof (other than amounts payable by a Loan Party to its Affiliates (including the Loan Parties and Holdings) pursuant to Material Project Documents or otherwise permitted pursuant to Section 7.02(m) and the other provisions of the Loan Documents (including this definition of Operating & Maintenance Expenses)), (ii) payments of Major Maintenance Expenses from the Major Maintenance Reserve Account, any major maintenance reserve established under the terms of any Permitted Expansion Facility, a MMRA Letter of Credit or an Acceptable Reserve Guarantee in respect thereof, (iii) amounts payable under the Loan Documents, any Permitted Expansion Facility, Interest Rate Hedges or any Debt for Borrowed Money, (iv) amounts payable to any First Lien Secured Party or any Second Lien Secured Party to the extent such payment obligation is secured by a Permitted Lien, (v) Growth Capital Expenditures and any Permitted Expansion Capital Expenditures or (vi) amounts paid with proceeds on deposit in the Asset Sale Proceeds Account or the Insurance Proceeds Account.

“Operating Cash Available for Debt Service” means, for any Measurement Period, (a) all Revenues during such period minus (b) the sum computed, without duplication, of all Operating & Maintenance Expenses paid pursuant to Section 3.2(c)(i) of the Depositary Agreement during such period; provided that (i) Operating Cash Available for Debt Service for the Fiscal Quarter that ended on December 31, 2014 shall be deemed to be $16,238,352, (ii) Operating Cash Available for Debt Service for the Fiscal Quarter that ended on March 31, 2015 shall be deemed to be $9,568,734, and (iii) Operating Cash Available for Debt Service for the Fiscal Quarter that ended on June 30, 2015 shall be deemed to be $8,847,512.

“Ordinary Course Settlement Payments” has the meaning specified in the Intercreditor Agreement.

“Organizational Documents” means (a) with respect to the Borrowers, their respective Operating Agreements, (b) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (c) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (d) with respect to any general partnership, its partnership agreement, as amended, and (e) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.08(b)).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is or was subject to Title IV or ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Account Investments” means Cash or Cash Equivalents.

“Permitted Capital Expenditures” means (a) Required Capital Expenditures, (b) Capital Expenditures funded solely by (i) Cash equity contributions received by any Borrower from Holdings, which Cash equity contributions have been contributed by Holdings, directly or indirectly, specifically for such purpose, (ii) proceeds of Subordinated Debt received by any Loan Party specifically for such purpose or (iii) amounts on deposit in the Distribution Account, (c) Growth Capital Expenditures and (d) Permitted Expansion Capital Expenditures.

“Permitted Commodity Hedge and Power Sale Agreement” means (a) any Power Purchase Agreement and (b) any other Commodity Hedge and Power Sale Agreement entered into from time to time by any of the Loan Parties with any Person for non-speculative purposes (it being acknowledged that any Commodity Hedge and Power Sale Agreement entered into in connection with any Permitted Trading Activity shall be deemed to be a Permitted Commodity Hedge and Power Sale Agreement).

“Permitted Debt” means any Debt permitted to be incurred by a Loan Party, in accordance with Section 7.02(b).

“Permitted Expansion” means an up to approximately 150MW expansion of the Project through the development, construction, ownership, leasing, operation and maintenance of one or more additional generating units undertaken by a Permitted Expansion Entity or an Affiliate of the Loan Parties.

“Permitted Expansion Capital Expenditures” means all Capital Expenditures the Loan Parties reasonably believe are necessary for the development, construction, ownership, leasing, operation and maintenance of the Permitted Expansion.

“Permitted Expansion Conditions” means each condition set forth in the proviso of the definition of “Permitted Expansion Facility”.

“Permitted Expansion Entity” means (a) a Guarantor existing as of the Closing Date or (b) a Person that (i) is a special purpose vehicle that has no Debt other than Permitted Debt, (ii) all of the Capital Stock of such Person is acquired by Holdings or a Guarantor and becomes “Pledged Equity Interests” under the Security Agreement or “Collateral” under the Pledge Agreement and (iii) has acceded to this Agreement and each other applicable Loan Document though the execution and delivery by such Person of a Joinder Agreement.

“Permitted Expansion Facility” means Debt incurred by a Permitted Expansion Entity to finance the development, construction, ownership, leasing, operation and maintenance of the Permitted Expansion; provided that:

(a)          all material Governmental Authorizations required on behalf of the Loan Parties or for the benefit of the Project (including the Permitted Expansion), given the current stage of the Permitted Expansion, shall have been duly obtained and validly issued and shall be in full force and effect;

(b)          the Permitted Expansion Entity shall have executed a fixed-price, date-certain engineering, procurement and construction agreement on commercially reasonable terms (including performance guarantees, liquidated damages and credit support, if applicable) with a contractor that has previously demonstrated the capability to construct facilities of similar size as the Permitted Expansion, in each case as confirmed by the Independent Engineer;

(c)          the Loan Parties have sufficient funds available from a combination of (i) actual Project Revenues then on deposit in the Revenue Account and available for application in accordance with Section 3.2(c)(xi) of the Depositary Agreement, (ii) amounts committed by the lenders under the Permitted Expansion Facility (which amounts shall not exceed the lesser of (x) 60% of the total construction costs with respect to the Permitted Expansion and (y) $75,000,000) and (iii) equity contributions that have been committed and supported by satisfactory credit support (which credit support may include an Acceptable Reserve Guarantee or an Acceptable Letter of Credit) to pay all projected project costs and contingencies for the construction of such Permitted Expansion as and when they become due and payable, as confirmed by the Independent Engineer;

(d)          the Administrative Agent shall have received updated Base Case Projections which, pro-forma for the Permitted Expansion and related Permitted Expansion Facility, result in minimum and average Debt Service Coverage Ratios of at least 2.50 to 1.00 through the Term Facility Maturity Date plus a 15-year notional amortization period after the Term Facility Maturity Date and which Base Case Projections shall have been reviewed and confirmed by the Independent Engineer and the Market Consultant;

(e)          the Administrative Agent shall have received a report from the Independent Engineer confirming that the design, construction and operation of the Permitted Expansion (including the Material Project Documents executed and/or amended in connection therewith) could not reasonably be expected to have any adverse technical impact to, or otherwise adversely affect in any material respect the capacity, operation or maintenance of the Project or otherwise result in the occurrence of a Material Adverse Effect;

(f)           no Default has occurred and is continuing and the implementation of the Permitted Expansion and the other Contractual Obligations entered into, or to be entered into, in connection therewith by any Loan Party could not reasonably be expected to cause a Default;

(g)          the implementation of the Permitted Expansion and the other Contractual Obligations entered into, or to be entered into, in connection therewith by any Loan Party are acceptable to the Independent Engineer;

(h)          the Loan Parties shall have used commercially reasonable efforts to deliver to the Collateral Agent a fully executed Consent and Agreement (to the extent available at the relevant time) with respect to each Material Project Document executed in connection with the Permitted Expansion;

(i)           the Collateral, and the security interests therein granted to the Collateral Agent pursuant to the Collateral Documents, will not be impaired;

(j)           one or more of the Loan Parties shall have entered into Interest Rate Hedges for at least 75% of the Permitted Expansion Facility (based on the notional amount of the projected drawings of the construction and term loan portions of the Permitted Expansion Facility) through the date that is one year prior to the Term Facility Maturity Date;

(k)          the final maturity date of the Permitted Expansion Facility shall not be earlier than the Term Facility Maturity Date and the weighted average life to maturity of the Permitted Expansion Facility shall be not less than the weighted average life to maturity of the Term Loans;

(l)           the Borrowers’ insurance program shall have been amended (or separate policies obtained) to provide appropriate coverage for the construction and operation of the Permitted Expansion;

(m)         the parties to the agreement evidencing such Debt (or an agent or trustee on their behalf) shall become a party to the Intercreditor Agreement and shall be bound by the obligations of a First Lien Secured Party thereunder;

(n)          the Borrowers reasonably believe that, upon the projected commercial operation date of the Permitted Expansion, (i) the ratio of (A) the outstanding principal amount of the Term Facility plus the outstanding principal amount of the term loan component of the Permitted Expansion Facility to (B) the capacity of the Project in MW (including the Permitted Expansion), will be less than or equal to (ii) the ratio of (A) the outstanding principal amount of the Term Facility to (B) the capacity of the Project in MW (excluding the Permitted Expansion), in each case determined as of the projected commercial operation date of the Permitted Expansion;

(o)          the Borrowers reasonably believe that, on the Term Facility Maturity Date, (i) the ratio of (A) the outstanding principal amount of the Term Facility plus the outstanding principal amount of the term loan component of the Permitted Expansion Facility to (B) the capacity of the Project in MW (including the Permitted Expansion), will be less than or equal to (ii) the ratio of (A) the outstanding principal amount of the Term Facility to (B) the capacity of the Project in MW (excluding the Permitted Expansion), in each case projected for the Term Facility Maturity Date;

(p)          the outstanding principal amount of all L/C Advances in respect of any MMRA Letter of Credit and any DSRA Letter of Credit shall have been repaid in full and there are no unreimbursed outstanding Drawing Payments in respect of any MMRA Letter of Credit or any DSRA Letter of Credit;

(q)          the Administrative Agent shall have received (i) if BEC has exercised its rights under the Site Lease Option Agreement, a copy of the recorded memorandum of any Lease (as defined in the Site Lease Option Agreement), and (ii) a mortgage that provides a perfected first priority (subject to Permitted Liens) security interest on real property interests on which the Permitted Expansion is or is to be constructed, in favor of the Collateral Agent for the benefit of the First Lien Secured Parties and copies of any legal opinion, title policy, survey or other document (if any) delivered to the agents or lenders under any Permitted Expansion Facility in connection with such mortgage, each of such mortgage or other such document in form and substance satisfactory to such agents or lenders; and

(r)           the Administrative Agent shall have received (i) from the Borrowers, a certificate with respect to the matters in clauses (a), (c), (f), (i), (j), (k) (l), (n), and (o) above, and attaching copies of the Contractual Obligation described in clause (b) above and updated Base Case Projections, (ii) from the Independent Engineer, a certificate with respect to the matters in clause (b), (c), (d) and (e) above, (iii) from the Market Consultant, a certificate with respect to the pricing and related matters in the updated Base Case Projections, and (iv) from the Insurance Consultant, a certificate with respect to the matters in clause (l) above.

“Permitted Expansion Facility Debt Document” has the meaning specified in the Intercreditor Agreement.

“Permitted Investment” means, with respect to any Asset Sale, Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to the purchase of any Property useful in the business of any Loan Party or the Project in accordance with the terms of the Transaction Documents.

“Permitted Liens” means:

(a)          Liens for Taxes, to the extent not required to be paid pursuant to Section 7.01(b);

(b)          statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 90 days or if more than 90 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(c)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes a Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Debt for Borrowed Money or other Debt), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of the Loan Parties;

(d)          easements, rights-of-way, restrictions, title imperfections, encroachments, other minor defects or irregularities in title and similar matters (including with respect to the real property where the Permitted Expansion is or is to be constructed) if the same do not materially detract from the operation or use of the Project in the ordinary conduct of the business of the Loan Parties (taken as a whole);

(e)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(f)           Liens solely on any cash earnest money deposits made by any of the Loan Parties in connection with any letter of intent or purchase agreement permitted hereunder;

(g)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)           encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operation or use of the Project in the ordinary conduct of the business of the Loan Parties;

(j)           non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any of the Loan Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Loan Party;

(k)          all exceptions disclosed in any Mortgage or in any survey made available to the Administrative Agent prior to the Closing Date or, with respect to the real property where the Permitted Expansion is or is to be constructed, exceptions disclosed in any mortgage or survey delivered pursuant to clause (q)(ii) in the definition of “Permitted Expansion Facility”;

(l)           Liens under the Collateral Documents; provided that (i) such Liens only secure (A) Debt permitted under sub-clause (i) of Section 7.02(b), (B) subject to the limitations set forth in the Intercreditor Agreement, obligations under Permitted Secured Commodity Hedge and Power Sale Agreements and/or (C) obligations under Hedge Agreements, (ii) subject to Section 5.6 of the Intercreditor Agreement, such Liens shall be subject to the terms of the Intercreditor Agreement, and (iii) subject to the terms of the Intercreditor Agreement, any lender or issuing bank (or any agent or trustee thereof) with respect to such Debt and any Commodity Hedge Counterparty party to any such Permitted Secured Commodity Hedge and Power Sale Agreement or any Hedge Bank party to any such Hedge Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a First Lien Secured Party thereunder;

(m)         Liens under the Second Lien Collateral Documents (if any); provided that (i) such Liens only secure Debt permitted under sub-clause (ii) of Section 7.02(b), (ii) such Liens shall be subject to the terms of the Intercreditor Agreement, and (iii) any Commodity Hedge Counterparty party to any such Permitted Secured Commodity Hedge and Power Sale Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Second Lien Secured Party thereunder;

(n)          any Lien with respect to the Properties of any Loan Party that arose under Prudent Industry Practices on or prior to the Closing Date not otherwise permitted pursuant to this definition of “Permitted Liens” and which are set forth on Schedule 7.02(a);

(o)          purchase money Liens upon or in real property or equipment acquired or held by any of the Loan Parties in the ordinary course of business securing the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (o) shall not exceed the amount permitted under Section 7.02(b)(iii) at any time outstanding;

(p)          Liens arising under Capitalized Leases permitted under Section 7.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capitalized Leases;

(q)          Liens encumbering (i) to the extent pledged to an energy manager or fuel supplier on customary terms, accounts receivable (and accounts into which the proceeds of such accounts receivable are deposited) owed by NYISO or any other Person to any Loan Party for the purchase of electric energy and other related products or services, or (ii) margin, clearing or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), or issuers of surety bonds and any proceeds thereof in an aggregate amount not to exceed $20,000,000 at any time with respect to this clause (q);

(r)           Liens securing judgments (for the payment of money not constituting a Default under Section 8.01(h)), or securing appeal or other surety bonds related to such judgments;

(s)          Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(t)           Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(u)          any Liens with respect to the Properties of any Loan Party that arise under Contractual Obligations of any Loan Party as in effect on the Closing Date and are disclosed on Schedule II;

(v)          any easements or rights of way provided for in the Site Lease, as and to the extent contemplated thereunder on the Closing Date;

(w)          Liens over cash collateral created for the benefit of ConEd pursuant to the terms and conditions set forth in the LGIA (including, if applicable, the Agreement on Security); and

(x)           Liens consisting of an agreement to Dispose of any property in a Disposition permitted hereunder solely to the extent that such investment or Disposition would have been permitted on the date of the creation of such Lien.

“Permitted Secured Commodity Hedge and Power Sale Agreement” means any Permitted Commodity Hedge and Power Sale Agreement permitted to be entered under Section 7.02(k) that by its terms is required to be secured by a Lien under the Collateral Documents and/or the Second Lien Collateral Documents and is entered into with any Person that is a Commodity Hedge Counterparty as of the time entered into.

“Permitted Trading Activity” means:

(a)          the daily or forward purchase and/or sale, or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial;

(b)          the daily or forward purchase and/or sale, or other acquisition or disposition of fuel, mineral rights and/or related commodities, including, swaps, options and swaptions, in each case, whether physical or financial;

(c)          electric energy-related tolling transactions, as seller or tolling services;

(d)          price risk management activities or services;

(e)          other similar electric industry activities or services; or

(f)           additional services as may be consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Property of any of the Loan Parties,

in each case, to the extent such activity is conducted in the ordinary course of business of any of the Loan Parties (it being acknowledged and agreed that the transactions evidenced by the Power Purchase Agreements shall be deemed to be transactions which constitute “Permitted Trading Activities”).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning specified in Section 11.01(d)(i).

“Pledge Agreement” means a Pledge Agreement in substantially the form of Exhibit D among Holdings and the Collateral Agent.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Post-Petition Interest” has the meaning specified in Section 10.05(b).

“Power Purchase Agreements” means the Zone J Power Purchase Agreements and the DEBM Power Purchase Agreements; provided that if any Replacement Power Purchase Agreement is entered into upon the termination prior to its stated term of any Zone J Power Purchase Agreement or DEBM Power Purchase Agreement, such Replacement Power Purchase Agreement shall be deemed to replace such Zone J Power Purchase Agreement or DEBM Power Purchase Agreement, as the case may be, as a Power Purchase Agreement for all purposes of this Agreement.

“Primary Site” means the real property described in the Site Lease.

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal Eastern Edition as the “prime rate” for such day and if the Wall Street Journal Eastern Edition does not publish such rate on such day, then such rate as most recently published prior to such day, or if for any reason such rate is no longer published or available, the rate publicly announced from time to time by Administrative Agent (or another Lender or another LC Issuing Bank (which agrees in writing to have its rates so used), selected by Administrative Agent) as its prime rate.

“Pro Rata Share” means, with respect to any amount, (a) with respect to any Revolving Lender at any time and with respect to the Revolving Facility or any Swingline Advance, the product of such amount multiplied by a fraction the numerator of which is the amount of such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time, (b) with respect to any Term Lender at any time and with respect to the Term Facility, the product of such amount multiplied by a fraction the numerator of which is the amount of Advances owed to such Term Lender under the Term Facility at such time and the denominator of which is the aggregate amount of the Advances then outstanding and owed to all Term Lenders under the Term Facility at such time and (c) with respect to any Issuing Bank at any time and with respect to the Revolving Facility, the product of such amount multiplied by a fraction the numerator of which is the amount of such Issuing Bank’s L/C Commitment at such time and the denominator of which is the aggregate amount of L/C Commitments of all Issuing Banks at such time.

“Project” has the meaning specified in the preliminary statements hereto.

“Project Revenues” has the meaning specified in the Depositary Agreement.

“Projected Major Maintenance Event Expense” means, in respect of a Major Maintenance Event, the Major Maintenance Expenses the Loan Parties reasonably expect to incur with respect to such Major Maintenance Event.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities which are similar to the Project and (b) are otherwise in compliance in all material respects with applicable law and Governmental Authorizations. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, the North American Electric Reliability Corporation and NYISO.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended from time to time hereafter, and any successor statute, and the implementing regulations of FERC.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Owner” means any Person that (a) either (i) is (or is the Subsidiary of) a Person that owns or manages (or has owned or has managed within the past three years) electric generating facilities totaling at least 500MW or (ii) has engaged an operator that is experienced in the business of generation of electricity by and from facilities totaling at least 500MW and (b) either (i) has a long-term unsecured senior debt rating of at least Baa3 or better by Moody’s or BBB- or better by S&P or BBB- or better by Fitch (or is an Affiliate of such a Person who provides a guarantee of such Person’s obligations) or (ii) is a Person that has a tangible net worth or assets under management of at least $300,000,000; provided that for any Person to be a Qualified Owner, such Person shall also be subject to satisfaction of applicable, and uniformly applied, “know your customer” requirements of the Lenders.

“Quarterly Date” means the last Business Day of March, June, September and December of each year.

“Real Estate Assets” means, at any time of determination, any fee or leasehold interest, easement, consent, permit or license, then owned or held by the Borrowers in any real property.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redeployment Notice” means a written notice executed by a Responsible Officer of BEC in connection with the receipt of Hedge Termination Proceeds stating that (a) no Event of Default has occurred and is continuing and the Hedge Termination Proceeds, in respect of which such notice is being delivered have been deposited in the Hedge Termination Proceeds Account for further application in accordance with Section 3.10 of the Depositary Agreement and (b) that BEC intends and expects to reinvest all or a portion of such Hedge Termination Proceeds, to replace the terminated Interest Rate Hedge.

“Reduction Amount” has the meaning specified in Section 2.04(b)(viii).

“Register” has the meaning specified in Section 11.06(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of BEC in connection with the occurrence of any Asset Sale, Casualty Event or Event of Eminent Domain stating that (a) no Event of Default has occurred and is continuing and the Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds in respect of which such notice is being delivered have been deposited in the Asset Sale Proceeds Account (in respect of Asset Sale Proceeds) or Insurance Proceeds Account (in respect of Insurance Proceeds or Eminent Domain Proceeds) for further application in accordance with Section 2.04(b)(i) or (iv) of the Depositary Agreement and (b) that BEC intends and expects to reinvest all or a portion of such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds to make a Permitted Investment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Removal Effective Date” shall have the meaning specified in Section 9.06(b).

“Repair Notice” has the meaning given to it in the Intercreditor Agreement.

“Repayment Event” means the repayment in full of all of the outstanding principal amount of the Advances and all other Obligations (other than contingent obligations) due and payable under the Loan Documents, the termination of all Commitments and the termination and cancellation of all Letters of Credit (unless such Letters of Credit are Cash Collateralized).

“Replacement Power Purchase Agreement” means an agreement for the sale of capacity, energy and ancillary services entered into by BEC following the termination of a Third Party Power Purchase Agreement prior to its scheduled expiry date; provided that (a) such new agreement has a term ending no earlier than the scheduled expiry date of the terminated Third Party Power Purchase Agreement, (b) taken as a whole, such new agreement is no less favorable to the Loan Parties than the terminated agreement, including with respect to the terms and conditions relating to coordination with the Energy Manager and the other Power Purchase Agreements, collateral, termination, damages, pricing and payment provisions, as set forth in the terminated Third Party Power Purchase Agreement (it being understood and agreed, without limitation of the foregoing, that the economics under such new agreement shall be at least as favorable to BEC as contained in the terminated Third Party Power Purchase Agreement), and (c) either (i) the counterparty entering into such new agreement has a Required Rating or (ii) the counterparty to such new agreement delivers a guaranty from a Person that has a Required Rating in respect of all obligations of such counterparty thereunder.

“Required Capital Expenditures” means all Capital Expenditures reasonably necessary to permit any Loan Party, to (a) operate or maintain the Project in accordance with Prudent Industry Practices (including the purchase of assets in the ordinary course of business as reasonably required in connection with the operation and maintenance of the Project in accordance with the Operation and Maintenance Agreement) or (b) to comply with applicable law (including any Environmental Laws).

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) (a) the aggregate principal amount of the Advances (other than Swingline Advances) outstanding at such time plus (b) the aggregate amount of all Unused Revolving Commitments at such time; provided that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) such Lender’s Pro Rata Share of the aggregate amount of all Unused Revolving Commitments outstanding at such time.

“Required Rating” means:

(a)          with respect to a Person described in clause (a)(i) of the definition of Commodity Hedge Counterparty, the unsecured senior debt obligations of such Person (or of the guarantor of such Person) are rated at least A3 by Moody’s and at least A- by S&P; provided that if, as of any date of determination, such Person (or of the guarantor of such Person) does not have any rating for its unsecured senior debt obligations, then such Person’s corporate issuer rating shall be at least A3 by Moody’s and at least A- by S&P;

(b)          with respect to a Person described in clause (a)(ii) or (a)(iii) of the definition of Commodity Hedge Counterparty, the unsecured senior debt obligations of such Person (or of the guarantor of such Person) are rated at least Baa3 by Moody’s and at least BBB- by S&P; provided that if, as of any date of determination, such Person (or of the guarantor of such Person) does not have any rating for its unsecured senior debt obligations, then such Person’s corporate issuer rating shall be at least Baa3 by Moody’s and at least BBB- by S&P; and

(c)          with respect to the counterparty to a Replacement Power Purchase Agreement, the unsecured senior debt obligations of such Person (or of the guarantor of such Person) are rated not lower than the lesser of (i) A3 by Moody’s, (ii) A- by S&P and (iii) the rating of the unsecured senior debt obligations of the counterparty (or its guarantor, whichever is higher) to the Third Party Power Purchase Agreement being replaced at the time of replacement; provided that in no event shall such Person have unsecured senior debt obligations rated less than Baa3 by Moody’s, BBB- by S&P or BBB- by Fitch at the time the Replacement Power Purchase Agreement is executed.

“Resignation Effective Date” shall have the meaning specified in Section 9.06(a).

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer or any other Person duly authorized to act on behalf of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers now or hereafter outstanding; (d) management or similar fees payable to any Guarantor, Holdings, Sponsor or any of their respective Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Debt owed by the Loan Parties to any of its Affiliates.

“Revenue Account” has the meaning specified in the Depositary Agreement.

“Revenues” means, for any Measurement Period, without duplication, all amounts received in the Revenue Account during such period (including interest earned or Permitted Account Investments held in the Collateral Accounts to the extent deposited into the Revenue Account) excluding (a) all Working Capital Advances or Swingline Advances deposited into the Revenue Account in accordance with Section 3.2(a)(i) of the Depositary Agreement, and (b) any transfers from the Debt Service Reserve Account or any other Collateral Account to the Revenue Account pursuant to Section 3.5 or Section 3.11 of the Depositary Agreement (other than interest earned or Permitted Account Investments held in the Collateral Accounts to the extent deposited into the Revenue Account).

“Revolving Borrowing” means a borrowing consisting of simultaneous Working Capital Advances or L/C Advances of the same Type made by the Revolving Lenders.

“Revolving Commitment” means, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Revolving Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04(b) or 4.01.

“Revolving Facility” means, at any time, (a) the Total Revolving Commitment; or (b) the Working Capital Advances, the L/C Advances and Swingline Advances at such time.

“Revolving Facility Maturity Date” means the earlier of (a) the date that is seven years after the Closing Date and (b) the date of termination in whole of the Revolving Commitments pursuant to Section 4.01 or 8.01.

“Revolving Lender” means any Lender that has a Revolving Commitment.

“Revolving Note” means a promissory note of the Borrowers payable to any Revolving Lender, in substantially the form of Exhibit B-2, evidencing the indebtedness of the Borrowers to such Lender resulting from the Working Capital Advances and L/C Advances made by such Lender, as amended.

“RR Contractor” means Rolls-Royce Energy Systems, Inc.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means economic or financial sanctions, restrictive measures or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Country” shall mean any country or territory to the extent that such country or territory is the subject of comprehensive countrywide or territory-wide Sanctions Laws administered, enacted, or enforced by any Governmental Authority that broadly prohibits dealings with such country or territory, including without limitation (i) those administered or enforced by OFAC pursuant to the International Economic Powers Act, the United States’ Trading with the Enemy Act, and (ii) any of the foreign assets control regulations administered or enforced by the United Nations Security Council, the European Union or Her Majesty’s Treasury. Without limiting the definition, the Sanctioned Countries as of the date hereof are Burma, Crimea, Cuba, the Islamic Republic of Iran, North Korea, Sudan, and Syria.

“Sanctions Laws” shall mean the economic sanctions laws, regulations, rules, embargoes or restrictive measures promulgated or administered by any Governmental Authority, including without limitation the sanctions and other restrictive measures applied by OFAC, the US Department of State, the European Union (and its member states) in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union or Her Majesty’s Treasury.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (c) located, organized or resident in a Sanctioned Country that is, or whose government is, the subject or target of Sanctions; (d) which otherwise is, by public designation of the United Nations Security Council, the European Union or Her Majesty’s Treasury, the subject or target of any Sanction; (e) with which any party to the Loan Documents is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (f) 25% or more owned or otherwise Controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Sanctions Violation” has the meaning provided in Section 7.03(n).

“Second Lien Collateral Documents” has the meaning specified in the Intercreditor Agreement.

“Second Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means a Security Agreement in substantially the form of Exhibit F among the Borrowers, Guarantors and the Collateral Agent.

“Shared Facilities Agreement” means any Contractual Obligation pursuant to which a counterparty is granted the right to use, or otherwise share in the benefits of, an asset in connection with such counterparty’s development, construction, acquisition, ownership, leasing, operation and maintenance of the Permitted Expansion.

“Siemens Contractor” means Siemens Energy, Inc.

“Siemens Novation Agreement” means that certain Novation Agreement, dated as of January 12, 2015, among RR Contractor, Siemens Contractor and BEC

“Site Lease” means that certain Site Lease, dated as of June 4, 2010, entered into among BECUR and Hess, as amended by that certain Amendment to Site Lease, dated as of September 30, 2010.

“Site Lease Option Agreement” means that certain Site Lease Option Agreement, dated as of July 28, 2015, entered into between IMTT-BC, a general partnership organized and existing under the laws of the State of Delaware, and BEC.

“Solvent” or “Solvency” means, with respect to the Loan Parties (taken as a whole), that, as of the date of determination, both (a) (i) the sum of the Loan Parties’ Debt (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ present assets; (ii) the Loan Parties’ capital is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, Debt beyond their ability to pay such Debt as they become due (whether at maturity or otherwise); and (b) the Loan Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.07).

“Sponsor” means Macquarie Infrastructure Corporation.

“Sponsor-Related Party” means the Sponsor and any other Person (including a Qualified Owner) that directly or indirectly owns more than 10% of the Capital Stock in Holdings, and any Affiliate of the Sponsor or such other Person, but shall exclude any Loan Party.

“Subordinated Debt” means loans made to a Loan Party by any Person that is not a Loan Party, which loans are permitted under Section 7.02(b)(xii).

“Subordinated Obligations” has the meaning specified in Section 10.05.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Sublease Agreement” means the Sublease Agreement, dated as of June 4, 2010, between BEC and BECUR, as amended on June 12, 2014.

“Substitute Advances” means with respect to a Class of Advances, as certified by any Lender to the Borrowers, a reasonable alternative basis for making available or, as the case may be, maintaining such Lender’s outstanding Pro Rata Share of Advances of such Class of Advances, including alternative interest periods, alternative types of Advances, alternative currencies or alternative rates of interest, provided that the margin above the cost of funds to such Lender is no greater than the margin otherwise payable to such Lender pursuant to this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Advance” shall have the meaning ascribed thereto in Section 2.01(c).

“Swingline Lender” means Crédit Agricole Corporate and Investment Bank, in its capacity as lender of Swingline Advances hereunder, or such other Lender as the Borrower may from time to time designate as the Swingline Lender (and which agrees in writing to be so designated) and that has executed (a) a Joinder Agreement and (b) an Accession Agreement with respect to the Intercreditor Agreement.

“Swingline Maturity Date” means, with respect to any Swingline Advance, the earlier of (a) the fifth Business Days after such Swingline Advance is made and (b) the Revolving Facility Maturity Date.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit B-3, evidencing the indebtedness of the Borrowers to such Lender resulting from the Swingline Advances, as amended.

“Swingline Request” has the meaning specified in Section 2.02(b).

“Swingline Reimbursement Request” has the meaning specified in Section 2.02(b).

“Swingline Sublimit” means an amount equal to the lesser of $5,000,000.

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” has the meaning specified in Section 2.01(a).

“Term Borrowing” means an extension and borrowing consisting of Term Advances of the same Type made by the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Commitment” or, if such Lender has entered into one of more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.03, Section 2.04, or Section 4.01.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments or Term Advances at such time.

“Term Facility Maturity Date” means the date that is seven years after the Closing Date.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender, in substantially the form of Exhibit B-1, evidencing the indebtedness of the Borrowers to such Lender resulting from the Term Advances made by such Lender, as amended.

“Third Party Power Offtaker” means each counterparty to a Third Party Power Purchase Agreement.

“Third Party Power Purchase Agreement” means each of the DEBM Power Purchase Agreements and any Replacement Power Purchase Agreements therefor.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” means the American Land Title Association 2006 Form Lender’s Fee and Leasehold Policy of title insurance or such other form as is acceptable to the Lenders or a binding marked commitment to issue such policy dated as of the Closing Date and to be re-dated the date of recording of the Mortgages issued by each Title Company, each such policy in an amount acceptable to the Lenders insuring the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Mortgages, subject only to those exceptions approved by the Lenders and containing such endorsements and affirmative assurances as the Lenders shall reasonably require and which are reasonably obtainable from title companies in the States of New York and New Jersey.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, L/C Exposure and outstanding Term Advances, Swingline Advances, L/C Advances or Working Capital Advances of such Lender at such time.

“Total L/C Commitment” means, at any time, $25,000,000 or, if less, the aggregate amount of the Revolving Commitments at such time.

“Total Loss” means (a) the complete destruction of Affected Property, (b) the destruction of Affected Property irretrievably beyond repair or (c) the destruction of Affected Property such that the insured may claim the whole amount of any insurance policy covering Affected Property upon abandoning such Affected Property to the insurance underwriters therefor, in each case described in clause (a), (b) or (c), that involves Affected Property that constitutes all or substantially all of the Project.

“Total Revolving Commitment” means at any time the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time; provided that the aggregate amount of all Revolving Commitments shall not exceed $25,000,000.

“Transaction Documents” means, individually or collectively, as the context may require, the Loan Documents and the Material Project Documents.

“Transco” means Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company.

“Transco Interconnection Agreement” means that certain Interconnect and Delivery Lateral Reimbursement and Operating Agreement, by and between BEC and Transco, dated as of April 15, 2009, as amended by Amendment to Interconnect and Delivery Lateral Reimbursement and Operating Agreement, dated June 8, 2009, and Second Amendment to Interconnect and Delivery Lateral Reimbursement and Operating Agreement, dated September 25, 2009.

“Transco Service Agreement” means that certain Service Agreement, dated March 11, 2010, by and between BEC and Transco as amended by Amendment to Service Agreement, dated ___, 2012, by and between Transco and BEC.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Adjusted Eurodollar Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unreserved Major Maintenance Expenses” means (a) if the Projected Major Maintenance Expense in respect of a Major Maintenance Event is not (and, at the time of delivery of the most recent Major Maintenance Funding Certificate, was not expected to be) equal to or greater than $1,000,000, all Major Maintenance Expenses in respect of such Major Maintenance Event and (b) any Major Maintenance Expenses to the extent funds on deposit in the Major Maintenance Reserve Account are insufficient to pay such Major Maintenance Expenses.

“Unused L/C Commitment” means with respect to any Issuing Bank at any time (a) such Issuing Bank’s Pro Rata Share of the Total L/C Commitments at such time minus (b) such Issuing Bank’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Working Capital Advances and L/C Advances made or deemed made and outstanding at such time, (ii) the aggregate principal amount of all Swingline Advances outstanding at such time and (iii) the L/C Exposure at such time.

“Unused Revolving Commitment” means with respect to any Revolving Lender at any time (a) such Lender’s Revolving Commitment at such time minus (b) the sum of the aggregate principal amount of all outstanding Working Capital Advances made or deemed made by such Lender.

“Unused Swingline Capacity” means, with respect to the Swingline Lender, at any time an amount equal to the lesser of (a) the Swingline Sublimit at such time minus the principal amount of all Swingline Advances at such time and (b) the Total Revolving Commitment minus the sum of (i) the aggregate principal amount of all outstanding Working Capital Advances made or deemed made at such time, (ii) the aggregate principal amount of all outstanding Swingline Advances at such time, (iii) the aggregate principal amount of all L/C Advances and (iv) the aggregate of each Lender’s L/C Exposure at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital Advance” shall have the meaning ascribed thereto in Section 2.01(b).

“Working Capital Letter of Credit” shall have the meaning ascribed thereto in Section 3.01(a)(i).

“Zone J Power Purchase Agreements” means, collectively, (a) that certain Amended and Restated Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, dated as of August 19, 2014, between Zone J Tolling and BEC and (b) Second Amended and Restated Contract for the Sale and Purchase of Capacity, Energy and Ancillary Services, as of August 19, 2014, between Zone J Tolling and BEC.

“Zone J Tolling” means Zone J Tolling Co., LLC, a Delaware limited liability company.

Section 1.02.         Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a)          the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)          whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)          unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)           any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Loan Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)          the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)          all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement; and

(i)           the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.         Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)          If at any time any change in GAAP or the application thereof would affect the computation of any requirement set forth in any Loan Document, and either BEC or the Required Lenders through the Administrative Agent shall so request, the Administrative Agent and BEC shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Administrative Agent not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) BEC shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

Section 1.04.         Certifications, Etc.. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with this Agreement shall be made in such person’s capacity as officer, director or employee on behalf of such Loan Party and not in such person’s individual capacity.

Article II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.         The Advances.

(a)          The Term Advances.

(i)          Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrowers in an amount not to exceed such Lender’s Term Commitment at such time and $275,000,000 in the aggregate for all Term Advances.

(ii)         The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed.

(b)          The Working Capital Advances. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Working Capital Advance”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Facility Maturity Date in an amount for each such Advance not to exceed such Lender’s Available Revolving Commitment at such time. Each such Revolving Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to Cash Collateralize Letters of Credit or to repay L/C Advances) and shall consist of Working Capital Advances made simultaneously by the Revolving Lenders ratably according to their Revolving Commitments. Within the limits of each Revolving Lender’s Available Revolving Commitment in effect from time to time, the Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.04(a) and re-borrow under this Section 2.01(b).

(c)          The Swingline Advances. The Swingline Lender may, in its sole discretion (and without any obligation to do so), on the terms and conditions hereinafter set forth, make advances (each a “Swingline Advance”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Facility Maturity Date in an amount for each such Advance not to exceed the Unused Swingline Capacity at such time. Each such Swingline Advance shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. All Swingline Advances shall be Base Rate Advances. Within the limit of the Unused Swingline Capacity in effect from time to time, the Borrowers may borrow under this Section 2.01(c), repay pursuant to Section 2.03(c), prepay pursuant to Section 2.04(a) and re-borrow under this Section 2.01(c).

Section 2.02.         Making the Advances.

(a)          Except as provided in clause (b) below, clause (c) below or Section 3.04, each Borrowing shall be made on irrevocable notice, given not later than 12:00 (noon) (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing (or, in the case of the initial Borrowing, on the date of such Borrowing), in the case of a Borrowing consisting of Base Rate Advances, by BEC to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such irrevocable notice of a Borrowing (a “Funding Notice”) shall be by telephone, confirmed promptly in writing, including by telecopier or electronic communication, in substantially the form of Exhibit C-1, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 (noon) (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrowers by crediting the Revenue Account or as otherwise directed by BEC.

(b)          Borrowing under the Swingline Sublimit shall be made on irrevocable notice, given not later than 12:00 (noon) (New York City time) on the day of the proposed Swingline Advance. Each such irrevocable notice of a Swingline Advance under the Swingline Sublimit (a “Swingline Request”) shall be by telephone, confirmed promptly in writing, including by telecopier or electronic communication, in substantially the form of Exhibit C-2, specifying therein the requested (i) date of such Swingline Advance and (ii) the aggregate amount of such Swingline Advance. The Swingline Lender shall, before 3:00 P.M. (New York City time) on the date of such Borrowing of Swingline Advances, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Swingline Advance, in accordance with the Swingline Lender’s Commitment (the “Swingline Advance”). After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrowers by crediting the Revenue Account or as otherwise directed by BEC. The Swingline Lender may, by written notice (such notice, a “Swingline Reimbursement Request”) given to the Administrative Agent not later than 12:00 (noon) (New York City time) on any Business Day, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Advances outstanding. The Swingline Reimbursement Request shall specify the aggregate amount of Swingline Advances in which Revolving Lenders will participate. Each Revolving Lender hereby absolutely and unconditionally agrees, from and after delivery of a Swingline Reimbursement Request to make Working Capital Advances to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Pro Rata Share of each such Swingline Advance within one (1) Business Day after receiving notice. Each such Working Capital Advance shall be made without any offset, abatement, withholding or reduction whatsoever. Each such Working Capital Advance by a Revolving Lender under this Section 2.02(b) shall be made as provided in Section 4.05 (and Section 4.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders hereunder (including the obligation to pay interest to the Swingline Lender in respect of late payments by such Lender)), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the applicable Lenders. In the event the Swingline Lender shall have been reimbursed by the applicable Lenders in accordance with this Section 2.02(b) for all or any portion of any unreimbursed Swingline Advance, the Swingline Lender shall distribute to each applicable Lender which has paid all amounts payable by it under this Section 2.02(b) such Lender’s Pro Rata Share of all principal amounts subsequently received by the Swingline Lender from the Borrowers in reimbursement of such applicable Swingline Advance when such payments are received

(c)          Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) or (b) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Advances under the relevant Facility.

(d)          The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.02 shall prejudice any rights that the Borrowers may have against a Defaulting Lender.

Section 2.03.         Repayment of Advances.

(a)          Term Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders the outstanding principal amount of Term Advances on each Quarterly Date prior to the Term Facility Maturity Date in an amount equal to (i) $1,500,000 for the Quarterly Date that is September 30, 2015) and (ii) $2,500,000 for each Quarterly Date thereafter; provided that, in each case, such amount shall be reduced as a result of the application of prepayments in accordance with Section 2.04); provided, further, that all outstanding Term Advances shall be repaid on the Term Facility Maturity Date.

(b)          Working Capital Advances and L/C Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Revolving Facility Maturity Date the aggregate principal amount of any Working Capital Advances and any L/C Advances then outstanding.

(c)          Swingline Advances. The Borrowers shall repay to the Administrative Agent for the account of the Swingline Lender the principal amount of each Swingline Advance on its Swingline Maturity Date.

Section 2.04.         Prepayments.

(a)          Optional.

(i)          The Borrowers may, upon at least one Business Day’s irrevocable written notice in the case of Base Rate Advances and three Business Days’ irrevocable written notice in the case of Eurodollar Rate Advances, in each case substantially in the form of Exhibit O to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding aggregate principal amount of the Advances composing part of the same Borrowing, in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (1) each partial prepayment (other than prepayments of L/C Advances) shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (2) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrowers shall also pay any amounts owing pursuant to Section 11.02(g) and (3) if such notice is given in connection with a refinancing in respect of all or a portion of the Facilities, then the Borrowers may revoke such notice at any time if such Refinancing cannot be consummated as and when originally expected by the Borrowers.

(ii)         Each voluntary or optional prepayment of the Term Advances shall be applied pro rata against subsequent scheduled payments of principal due on each Quarterly Date thereafter. Each voluntary or optional prepayment of the Working Capital Advances, the Swingline Advances or the L/C Advances shall be applied as directed by the Borrowers. Considering each Facility being prepaid separately, any prepayment thereof shall be applied first to Base Rate Advances to the fullest extent thereof before any application to Eurodollar Rate Advances, in each case in a manner which minimizes the amount of any payments to be made by the Borrowers pursuant to Section 11.02(g).

(iii)        Notice required to be given under this clause (a) (A) must be given by 12:00 (noon) (New York City time) on the date required, and (B) may be given in writing or by telephone; provided that, if notice is given by telephone, it must be promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by telecopier or telephone to each Appropriate Lender).

(b)          Mandatory.

(i)          (A) If within three Business Days of the date of receipt of any Asset Sale Proceeds by any of the Loan Parties BEC shall not have delivered a Reinvestment Notice in respect thereof, then the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)) (1) prepay an aggregate principal amount of the Advances composing part of the same Borrowings, (2) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (3) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the amount of such Asset Sale Proceeds.

(B)         If BEC shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds and such Reinvestment Notice does not apply to all of such Asset Sale Proceeds, then on the third Business Day following the delivery of such Reinvestment Notice, the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)) (1) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (2) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (3) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the amount of such Asset Sale Proceeds which is not covered by such Reinvestment Notice.

(C)         If BEC shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds described in sub-clause (A) above, then (1) the Loan Parties shall be permitted to use such Asset Sale Proceeds to make such Permitted Investment to the extent that such Asset Sale Proceeds are applied or committed to be applied by a Loan Party to such Permitted Investment within 12 months of such Asset Sale (and, if committed to be applied, shall be so applied within 180 days of such commitment), and (2) to the extent that the conditions set forth in sub-clause (1) above are not satisfied, the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)), within three Business Days of the failure by the Borrowers to satisfy such conditions (x) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (y) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (z) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the remaining amount (if any) of such Asset Sale Proceeds not otherwise applied pursuant to sub-clause (1).

(ii)         The Borrowers shall, within five Business Days of the receipt of any Debt Proceeds by any of the Loan Parties (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)), (A) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (B) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (C) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to such Debt Proceeds.

(iii)        The Borrowers shall, within three Business Days of the receipt of any Insurance Proceeds or Eminent Domain Proceeds by any of the Loan Parties (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)), to the extent required under Section 5.2 of the Intercreditor Agreement, (A) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (B) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (C) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to such Insurance Proceeds or Eminent Domain Proceeds.

(iv)         (A) If within three Business Days of the date of receipt of Hedge Termination Proceeds in respect of an Interest Rate Hedge by any of the Loan Parties BEC shall not have delivered a Redeployment Notice in respect thereof, then the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)) (1) prepay an aggregate principal amount of the Advances composing part of the same Borrowings, (2) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (3) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the amount of such Hedge Termination Proceeds.

(B)         If BEC shall have delivered a Redeployment Notice in respect of any Hedge Termination Proceeds and such Redeployment Notice does not apply to all of such Hedge Termination Proceeds, then on the third Business Day following the delivery of such Redeployment Notice, the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)) (1) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (2) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (3) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the amount of such Hedge Termination Proceeds which is not covered by such Redeployment Notice.

(C)         If BEC shall have delivered a Redeployment Notice in respect of any Hedge Termination Proceeds described in sub-clause (A) above, then (1) the Loan Parties shall be permitted to use such Hedge Termination Proceeds to replace the terminated Interest Rate Hedge to the extent that such Hedge Termination Proceeds are applied by a Loan Party within 180 days after receipt of such Hedge Termination Proceeds, and (2) to the extent that the conditions set forth in sub-clause (1) above are not satisfied, the Borrowers shall (in each case without duplication and as contemplated by the priorities set forth in Section 2.04(b)(viii)), within three Business Days of the failure by the Borrowers to satisfy such conditions (x) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings, (y) Cash Collateralize any Letters of Credit then outstanding in an amount equal to the Minimum Collateral Amount and (z) in connection with such prepayment and deposit, pay all breakage costs payable pursuant to Section 11.02(g) and any termination payments in respect of any Hedge Agreement due and payable as a result of any such prepayment and deposit, in an aggregate amount equal to the remaining amount (if any) of such Hedge Termination Proceeds not otherwise applied pursuant to sub-clause (1).

(v)          The Borrowers shall, from time to time on a Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings, Swingline Advances and the L/C Advances in an amount equal to the amount, if any, by which (A) the sum of the aggregate principal amount of (1) the Working Capital Advances then outstanding, (2) the L/C Advances then outstanding, (3) the Swingline Advances then outstanding and (4) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the amount of the Total Revolving Commitment on such Business Day.

(vi)         The Borrowers shall prepay the Term Advances outstanding as set forth in Section 3.8(b)(ii) of the Depositary Agreement.

(vii)        Concurrently with each prepayment made pursuant to clauses (b)(i) through (b)(v), BEC shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the relevant amount. In the event that BEC shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Advances and BEC shall concurrently therewith deliver to the Administrative Agent in the amount of such excess a certificate of a Responsible Officer demonstrating the derivation of such excess.

(viii)      Each prepayment made pursuant to clauses (b)(i) through (b)(iv) shall be applied ratably first, to prepay the Term Advances in inverse order of maturity to the remaining scheduled amortization payments; second, to the prepayment of the Swingline Advances and the Revolving Facility as set forth in clause (b)(ix) below; third, to Cash Collateralize any Letters of Credit then outstanding and undrawn in an amount equal to the Minimum Collateral Amount; and fourth, any amount remaining (the “Reduction Amount”) may be retained by the Borrowers and the Revolving Facility shall be permanently reduced as set forth in Section 4.01(b); provided that the Borrowers may use a portion of any proceeds required pursuant to clauses (b)(i) through (b)(iv) to prepay the Term Advances to prepay or repurchase any other Debt that is secured by all or any part of the Collateral on an equal and ratable basis with the Obligations to the extent such other Debt and the Liens securing the same are permitted hereunder and the documentation governing such other Debt requires such a prepayment or repurchase thereof with such proceeds, in each case in an amount not to exceed the product of (A) such proceeds and (B) a fraction, the numerator of which is the outstanding principal amount of such other Debt and the denominator of which is the aggregate outstanding principal amount of Term Advances and such other Debt. Upon the drawing of any Letters of Credit in respect of which funds are on deposit in any Controlled Account, such funds shall be applied to reimburse the Issuing Banks in an amount equal to such Drawing Payment.

(ix)         Prepayments of the Revolving Facility made pursuant to this clause (b) shall be applied, first, to prepay Swingline Advances until such amounts are paid in full, and second, ratable prepayments of any Working Capital Advances and L/C Advances then outstanding (and the Revolving Facility shall be permanently reduced as set forth in Section 4.01(b)) until such amounts are paid in full.

(x)          All prepayments under this clause (b) shall be made together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and (B) any amounts owing pursuant to Section 11.02(g).

Section 2.05.         Scheduled Interest.

(a)          Except as otherwise set forth herein, each Type of Advance shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Advance, at the Base Rate plus (except for any Swingline Advance) the Applicable Margin; or

(ii)         if a Eurodollar Rate Advance, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Advance (other than Swingline Advances), and the Interest Period with respect to any Eurodollar Rate Advance, shall be selected by the Borrowers and notified to the Administrative Agent and the Appropriate Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day an Advance (other than Swingline Advances) is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Advance shall be a Base Rate Advance.

(c)          In connection with Eurodollar Rate Advances, there shall be no more than eight Interest Periods outstanding at any time. In the event BEC fails to specify between a Base Rate Advance or a Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, such Advance (if outstanding as a Eurodollar Rate Advance) will be automatically Converted into a Base Rate Advance on the last day of the then-current Interest Period for such Advance (or if outstanding as a Base Rate Advance will remain as, or (if not then outstanding) will be made as, a Base Rate Advance). In the event BEC fails to specify an Interest Period for any Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Appropriate Lender.

(d)          Except as otherwise set forth herein, interest on each Advance (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Advance, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Advances, including final maturity of the Advances.

(e)          Until each Revolving Credit Lender funds its Base Rate Advance pursuant to Section 2.02(b) to refinance such Revolving Credit Lender’s Pro Rata Share of any Swingline Advances, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swingline Lender.

Section 2.06.         Conversion/Continuation of Advances.

(a)          Optional. The Borrowers may, on any Business Day, upon provision of an irrevocable Conversion/Continuation Notice by BEC (or irrevocable telephonic notice in lieu thereof, followed by the prompt delivery of a Conversion/Continuation Notice) to the Administrative Agent not later than 12:00 (noon) (New York City time) on (x) in the case of a Conversion to a Base Rate Advance, the Business Day prior to the date of the proposed Conversion and (y) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the third Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Section 4.04, Convert all or any portion of the Advances (other than Swingline Advances) of one Type composing the same Borrowing into Advances of the other Type, or, upon the expiration of any Interest Period applicable to any Eurodollar Rate Advance, to continue all or a portion of that amount as a Eurodollar Rate Advance; provided that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances unless the Borrowers shall pay all amounts due under Section 11.02(g) in connection with any such Conversion, (ii) each Conversion or continuation of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments or Advances under such Facility and (iii) in the case of a Conversion of Base Rate Advances into Eurodollar Rate Advances or continuation of Eurodollar Rate Advances, no Event of Default shall have occurred and be continuing. Each Conversion/Continuation Notice shall be irrevocable and binding on the Borrowers. Notwithstanding anything to the contrary herein, a Swingline Advance may not be converted to a Eurodollar Rate Advance.

(b)          Mandatory. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.07.         Promissory Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Term Note, a Revolving Note and a Swingline Note, as applicable, payable to such Lender in a principal amount equal to the Term Advances, the Working Capital Advances, the Swingline Advances and the L/C Advances, respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)          The Register maintained by the Administrative Agent pursuant to Section 11.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above shall be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers, under this Agreement, absent manifest error; provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Article III

LETTERS OF CREDIT

Section 3.01.         Letters of Credit.

(a)          The Letters of Credit.

(i)          Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is an Acceptable Bank to issue on its behalf) standby letters of credit, substantially in the form of Exhibit P-4, (each, a “Working Capital Letter of Credit”) in Dollars for the account of the Borrowers from time to time on any Business Day during the period from the Closing Date until five Business Days before the Revolving Facility Maturity Date in an Available Amount for each such Working Capital Letter of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Unused L/C Commitment at such time. Working Capital Letters of Credit issued hereunder shall constitute utilization of each of the aggregate Revolving Commitments and aggregate L/C Commitments, each in an amount equal to the Available Amount of such Working Capital Letter of Credit.

(ii)         Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is an Acceptable Bank to issue on its behalf) standby letters of credit, substantially in the form of Exhibit P-2, (each, a “DSRA Letter of Credit”) in Dollars for the account of the Borrowers from time to time on any Business Day during the period from the Closing Date until five Business Days before the Revolving Facility Maturity Date in an Available Amount for each such DSRA Letter of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Unused L/C Commitment at such time. DSRA Letters of Credit issued hereunder shall constitute utilization of each of the aggregate Revolving Commitments and aggregate L/C Commitments, each in an amount equal to the Available Amount of such DSRA Letter of Credit.

(iii)        Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is an Acceptable Bank to issue on its behalf) standby letters of credit, substantially in the form of Exhibit P-3, (each, a “MMRA Letter of Credit”) in Dollars for the account of the Borrowers from time to time on any Business Day during the period from the Closing Date until five Business Days before the Revolving Facility Maturity Date in an Available Amount for each such MMRA Letter of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Unused L/C Commitment at such time. MMRA Letters of Credit issued hereunder shall constitute utilization of each of the aggregate Revolving Commitments and aggregate L/C Commitments, each in an amount equal to the Available Amount of such MMRA Letter of Credit.

(iv)         Immediately upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the relevant Issuing Bank and without any further action on the part of such Issuing Bank or Revolving Lenders, each Revolving Lender shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the Available Amount under such Letter of Credit.

(b)          Renewal and Termination of Letters of Credit. No Letter of Credit shall have an expiration date (including all rights of the Borrowers or the beneficiary to require renewal) later than the fifth Business Day prior to the Revolving Facility Maturity Date and may by its terms be renewable annually unless the relevant Issuing Bank has notified the Borrowers (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit, but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually (i) may, at the Borrowers’ option, (A) require the relevant Issuing Bank to give the beneficiary named in such Letter of Credit notice of any Notice of Termination and (B) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (ii) shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days before the Revolving Facility Maturity Date. If a Notice of Termination is given by any Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of each Letter of Credit Facility and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 3.01.

Section 3.02.         Request for Issuance. Each Letter of Credit shall be issued, extended, or have the Available Amount increased or decreased upon request, given not later than 12:00 (noon) (New York City time) on the fifth Business Day (or, in the case of a DSRA Letter of Credit to be issued on the Closing Date, the second Business Day) prior to the date of the proposed issuance, extension, increase or decrease, as applicable, of such Letter of Credit, by BEC to the Administrative Agent, which shall give to the relevant Issuing Bank prompt notice thereof by telecopier or electronic communication. Each such request for issuance, extension, increase or decrease of the Available Amount of a Letter of Credit shall be in substantially the form of Exhibit P-1 (an “L/C Credit Extension Request”), and if requested by the Issuing Bank, a Letter of Credit application in such Issuing Bank’s standard form (“Letter of Credit Application”). No Issuing Bank shall be required to issue a Letter of Credit prior to the satisfaction of all applicable Issuing Bank customary procedures until such time as such Issuing Bank and the Borrowers have agreed on the form and substance of such Working Capital Letter of Credit; provided that no Issuing Bank shall unreasonably delay the issuance of any such Working Capital Letter of Credit or unreasonably reject any provisions required by the Borrowers to be included in or omitted from such Working Capital Letter of Credit. Each Issuing Bank will, upon fulfillment or waiver of the applicable conditions set forth in Article V, make such Letter of Credit available to the Borrowers at its office referred to in Section 11.01 or as otherwise agreed with the Borrowers in connection with such issuance. Notwithstanding anything herein to the contrary, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense (for which such Issuing Bank is not otherwise compensated hereunder).

Section 3.03.         Letter of Credit Reports. Each Issuing Bank shall furnish (a) to the Administrative Agent (with a copy to the Borrowers) on the first Business Day of each week a written report summarizing issuance and expiration dates of Working Capital Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Working Capital Letters of Credit, (b) to the Administrative Agent (with a copy to the Borrowers) on the first Business Day of each month a written report summarizing issuance and expiration dates of Working Capital Letters of Credit issued by it, during the preceding month and drawings during such month under all such Working Capital Letters of Credit and (c) to the Administrative Agent (with a copy to the Borrowers) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Working Capital Letters of Credit issued by it.

Section 3.04.         Drawings and Reimbursements.

(a)          Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the relevant Issuing Bank that issued such Letter of Credit shall notify promptly the Borrowers and the Administrative Agent thereof. Not later than 5:00 P.M. (New York City time) on the Business Day following the date of any payment by any Issuing Bank under a Letter of Credit, the Borrowers shall reimburse such Issuing Bank in an amount equal to the amount of such drawing.

(b)          In the event that the Borrowers shall fail for any reason to reimburse the Issuing Bank as provided in clause (a) above (and BEC does not notify the Administrative Agent and the relevant Issuing Bank that it intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of L/C Advances), such Issuing Bank shall promptly notify each Revolving Lender of the unreimbursed amount of such Drawing Payment with respect to a Letter of Credit and of such Lender’s respective participation therein. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Pro Rata Share of each such Drawing Payment on a Letter of Credit within one (1) Business Day after receiving notice. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Drawing Payment shall be deemed to be financed on the date on which such Drawing Payment is made with a Revolving Borrowing (or a portion thereof) (any such Revolving Borrowing to reimburse Drawing Payment, an “L/C Advance”) comprising Base Rate Advances of the Revolving Lenders in their respective Pro Rata Share of such Drawing Payment, and bearing interest at the Base Rate plus the Applicable Margin then-applicable for Base Rate Advances, and the Borrowers’ obligation to reimburse such Drawing Payment shall be discharged and replaced by the resulting L/C Advance.

(c)          Each such L/C Advance by a Revolving Lender under this Section 3.04 shall be made as provided in Section 4.05 (and Section 4.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders hereunder (including the obligation to pay interest to the Issuing Bank in respect of late payments by any Revolving Lender)), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the applicable Revolving Lenders.

(d)          In the event an Issuing Bank shall have been reimbursed by the applicable Lenders pursuant to this Section 3.04 for all or any portion of any unreimbursed Drawing Payment, such Issuing Bank shall distribute to each applicable Lender which has paid all amounts payable by it under this Section 3.04 such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from Borrowers in reimbursement of such applicable Drawing Payment when such payments are received.

Section 3.05.         Obligations Absolute. The Obligations of the Borrowers under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following:

(a)          any lack of validity or enforceability of any Loan Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(b)          any change in time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(c)          the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(d)          any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any error, omission, interruption, loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(e)          payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(f)           any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of the L/C Related Documents;

(g)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor; or

(h)          any payment made by the Issuing Bank for such Letter of Credit in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable.

The Administrative Agent, each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Agents, the Lenders, any Issuing Bank or any of their Affiliates and their respective officers, directors, trustees, employees, agents or attorneys-in-fact shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Agents, the Lenders, any Issuing Bank or any of their Affiliates and their respective officers, directors, trustees, employees, agents or attorneys-in-fact, shall be liable or responsible for any of the matters described in clauses (a) through (g) above; provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against any Issuing Bank, and any Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Loan Parties which were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.06.         L/C Facility Fees.

(a)          Upon the issuance of any Letter of Credit, on each Interest Payment Date occurring on or after the date thereof, the Borrowers shall pay (i) to each Issuing Bank (solely to the extent (x) such Issuing Bank is fronting for other Lenders and (y) such Letter of Credit has not been Cash Collateralized in accordance with this Agreement) for its own account a fronting fee in arrears with respect to each Letter of Credit issued by such Issuing Bank which shall accrue on a daily basis at a rate per annum equal to the product of (A) 0.125% times (B) the daily average Available Amount of such Letter of Credit during such quarter (or portion thereof), including the first day, but excluding the last day of such quarter (or a portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or a portion thereof), including the first day of such period, but excluding the last day of such period, and the denominator of which is 360; and (ii) to the Administrative Agent (for further credit to the ratable account of the Revolving Lenders) a participation fee in arrears which shall accrue on a daily basis at a rate per annum equal to the product of (A) the Applicable Margin with respect to Eurodollar Rate Advances times (B) the daily average outstanding amount of such Letter of Credit during such quarter (or portion thereof), including the first day, but excluding the last day of such quarter (or a portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or a portion thereof), including the first day of such period, but excluding the last day of such period, and the denominator of which is 360.

(b)          The Borrowers shall pay each Issuing Bank’s expenses with respect to the issuance, amendment, renewal or extension of, or the processing of drawings under, any Letter of Credit issued by such Issuing Bank within thirty (30) days after demand by the applicable Issuing Bank.

Section 3.07.         Replacement or Addition of an Issuing Bank.

(a)          Any Issuing Bank may be replaced or an additional Acceptable Bank appointed as an Issuing Bank at any time by written agreement among the Borrowers, a new Issuing Bank and the Administrative Agent (with notice to such replaced Issuing Bank); provided that, if the replaced Issuing Bank so requests, any Letter of Credit issued by such Issuing Bank shall be replaced and cancelled prior to the removal of such Issuing Bank and all fees and other amounts owed to such removed Issuing Bank shall be paid to it.

(b)          If at any time any Issuing Bank is a Defaulting Lender, then the Borrowers may, upon ten (10) days’ prior written notice to such Issuing Bank and the Administrative Agent, elect to (i) replace such Issuing Bank with a Person selected by the Borrowers so long as such Person is an Eligible Assignee, is reasonably satisfactory to the Administrative Agent and agrees to act as an Issuing Bank hereunder or (ii) cause such Issuing Bank to assign its L/C Commitment to an additional Issuing Bank selected by the Borrowers so long as such Person is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent; provided that, if the replaced Issuing Bank so requests, any Letter of Credit issued by such Issuing Bank shall be replaced and cancelled prior to the removal of such Issuing Bank and all fees and other amounts owed to such removed Issuing Bank shall be paid to it.

(c)          From and after the effective date of any such replacement or addition, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Banks under this Agreement (and the Letter of Credit to be issued by it on such effective date or thereafter) and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor, additional Issuing Bank or to any previous Issuing Bank, or to such successor, additional Issuing Bank and all previous Issuing Banks, as the context may require.

Section 3.08.         Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit (provided that, as between the Loan Parties and the Lender Parties, in the event of any conflict or inconsistency between the terms of this Agreement and the rules of the ISP, the terms of this Agreement shall prevail). Notwithstanding the foregoing, such Issuing Bank shall not be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice.

Article IV

COMMON PROVISIONS TO FACILITIES

Section 4.01.         Termination or Reduction of the Commitments.

(a)          Optional. The Borrowers may, upon at least three Business Days’ prior written or telephonic notice from BEC confirmed in writing to the Administrative Agent terminate in whole or reduce in part the unused portions of the Term Commitments and the Available Revolving Commitments; provided that any partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility. BEC’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the relevant Commitments shall be effective on the date specified in BEC’s notice and shall reduce the relevant Commitments of the Appropriate Lenders proportionately in accordance with each such Appropriate Lender’s Pro Rata Share thereof.

(b)          Mandatory Reductions. At such time as the Term Advances have been repaid in full, the Total Revolving Commitment shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 2.04(b)(i), through Section 2.04(b)(iv) in an amount equal to the applicable Reduction Amount; provided that each such reduction of the Total Revolving Commitment shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Prior to the repayment in full of the Term Advances, no reduction shall be required in respect of the Total Revolving Commitment as a result of any prepayment pursuant to Section 2.04(b).

Section 4.02.         Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), the Borrowers shall pay interest on (a) the unpaid principal amount of each Advance owing to each Lender Party, payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Advances; provided that in the case of any Eurodollar Rate Advances, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Advances shall thereupon become Base Rate Advances and shall thereafter bear interest payable upon demand at a rate which is 2% per annum above the interest rate otherwise payable hereunder for Base Rate Advances and (b) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances. Payment or acceptance of the increased rates of interest provided for in this Section 4.02 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 4.03.         Fees.

(a)          Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of the Revolving Lenders, a commitment fee until the Revolving Facility Maturity Date, payable quarterly in arrears on each Interest Payment Date occurring after the Closing Date, and on the Revolving Facility Maturity Date, at the rate of 0.50% per annum on the sum of the average daily Available Revolving Commitment during such quarter; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Promptly upon receipt of any commitment fee payable under this clause (a), the Administrative Agent shall promptly distribute to each Revolving Lenders its Pro Rata Share thereof.

(b)          Agents’ Fees. The Borrowers shall pay to each Agent for its own account such fees as may from time to time be separately agreed between the Borrowers and such Agent.

(c)          Joint Lead Arrangers’ Fees. The Borrowers shall pay to each Joint Lead Arranger for its own account such fees as may be separately agreed between the Borrowers and such Joint Lead Arranger.

(d)          Fee Associated with Swingline Advances. Upon the making of any Swingline Advance, on each Interest Payment Date occurring on or after the date thereof, the Borrowers shall pay to the Administrative Agent (for further credit to the ratable account of the Revolving Lenders) a participation fee in arrears which shall accrue on a daily basis at a rate per annum equal to the product of (i) the Applicable Margin with respect to Eurodollar Rate Advances per annum, times (ii) the daily average outstanding principal amount of such Swingline Advance during such quarter (or portion thereof), including the first day, but excluding the last day of such quarter (or a portion thereof), times (iii) a fraction, the numerator of which is the number of days in such quarter (or a portion thereof), including the first day of such period, but excluding the last day of such period, and the denominator of which is 360.

Section 4.04.         Change of Circumstances.

(a)          Inability to Determine Rates. If, on or before the first day of any Interest Period for any Advances, (i) Administrative Agent determines that the Adjusted Eurodollar Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (ii) Appropriate Lenders holding at least 33-1/3% of the then outstanding Advances shall advise Administrative Agent that (A) the rates of interest for such Advances do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances or (B) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to the Borrowers) in the ordinary course of business in sufficient amounts to make and/or maintain their Eurodollar Rate Advances, then Administrative Agent shall immediately give notice of such condition to the Borrowers. After the giving of any such notice and until Administrative Agent shall otherwise notify the Borrowers that the circumstances giving rise to such condition no longer exist (which notice shall be given promptly after such circumstances cease to exist), (x) with respect to notices given under clause (i) above, Borrowers’ right to request the making of, and the Lenders’ obligations to make or continue Eurodollar Rate Advances, shall be suspended and (y) with respect to notices given under clause (ii) above, Borrowers’ right to request the making of, and the obligation of the Lenders advising Administrative Agent under clause (ii) (the “Affected Lenders”), to make or continue Eurodollar Rate Advances, shall be suspended and all Advances made or continued after the giving of such notice shall be made or continued as Substitute Advances. With respect to notices given under clause (i) above, any Advances outstanding at the commencement of any such suspension and with respect to notices given under clause (ii) above, any Advances of Affected Lenders outstanding at the commencement of such suspension shall, in each case, be converted at the end of the then current Interest Period for such Advances into, at BEC’s option, either Base Rate Advances or Substitute Advances unless Administrative Agent has notified Borrower in writing that such suspension has then ended.

(b)          Illegality. Notwithstanding any other provision of this Agreement, if any Change in Law after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances, to continue to fund or maintain Eurodollar Rate Advances, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(c)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that (A) the Borrowers shall not be responsible for costs under this clause (c) or clause (d) below incurred more than 150 days prior to receipt by the Borrowers of the demand from the affected Lender, Issuing Bank or other Recipient, as the case may be, pursuant to this clause (c) or clause (d) below, unless the requirement resulting in such increased costs became effective during such 150-day period and retroactively applies to a date occurring prior to such 150-day period, in which case the Borrowers shall be responsible for all such additional amounts described in this clause (c) or clause (d) below from and after such date of effectiveness and (B) a Lender, Issuing Bank or other Recipient, as the case may be, claiming additional amounts under this Section 4.04 agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, Issuing Bank or other Recipient, as the case may be, be otherwise disadvantageous to such Lender, Issuing Bank or other Recipient, as the case may be. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, Issuing Bank or other Recipient, as the case may be, shall be conclusive and binding for all purposes, absent manifest error.

(d)          Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letter of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity, as applicable), then, from time to time, the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(e)          Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(f)          Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.04 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 4.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.05.         Payments and Computations.

(a)          The Borrowers shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 (noon) (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same-day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent otherwise elects in its sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then-payable to such Lender Parties and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 11.06(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          The Borrowers hereby authorize each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrowers’ accounts with such Lender Party or such Affiliate any amount so due.

(c)          All payments in respect of the principal amount of any Advance (other than voluntary prepayments of Working Capital Advances) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Advance on a date when interest is due and payable with respect to such Advance) shall be applied to the payment of interest then due and payable before application to principal.

(d)          All computations of interest for Base Rate Advances when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees, interest and commissions shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day; provided that, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance). Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)          Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment or letter of credit fee or commission, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)           Unless the Administrative Agent shall have received notice from BEC prior to the date on which any payment is due to any Lender Party hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(g)          If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

(h)          The Administrative Agent shall deem any payment by or on behalf of the Borrowers under this Agreement that is not made in same day funds prior to 12:00 (noon) (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrowers and each Appropriate Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 4.02 from the date such amount was due and payable until the date such amount is paid in full.

(i)           If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Advances shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Agents hereunder in respect of any of the Advances or other Obligations of the Borrowers, shall be applied in accordance with the application arrangements described in Section 4.1 of the Intercreditor Agreement.

Section 4.06.         Taxes.

(a)          Defined Terms. For purposes of this Section 4.06, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.06) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.06) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.06, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.06(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that each of the Borrowers is a U.S. Borrower,

(A)         any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.06 (including by the payment of additional amounts pursuant to this Section 4.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 4.06 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.07.         Sharing of Payments, Etc.. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.08.         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.04 or 4.06, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if the Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.08(a), or if any Lender is a Defaulting Lender, a Non-Consenting Lender or Non-Extending Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), without recourse, all of its interests, rights (other than its existing rights to payments pursuant to Section 4.04 or Section 4.06) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 11.02(g)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.06, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable law;

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)        in the case of any assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have consented to the Borrowers’ requested extension to the Revolving Facility maturity Date, applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 4.09.         Use of Proceeds.

(a)          The proceeds of the Term Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely to (i) to the extent not funded with a DSRA Letter of Credit or an Acceptable Reserve Guarantee, fund the Debt Service Reserve Account, (ii) to the extent not funded with a MMRA Letter of Credit or an Acceptable Reserve Guarantee, fund the MMRA Reserve Account, (iii) pay certain transaction expenses and (iv) make distributions to Holdings or any Affiliate of Holdings.

(b)          The proceeds of the Working Capital Advances and the Swingline Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely (i) to fund a portion of the working capital requirements of the Loan Parties, (ii) to provide security to support the working capital needs and obligations of the Loan Parties (including the security obligations in respect of a Permitted Expansion undertaken by a Loan Party), (iii) for other general corporate purposes of the Loan Parties and (iv) in the case of Working Capital Advances, to repay Swingline Advances; provided that (A) Working Capital Advances and Swingline Advances may not be used to refinance Debt Obligations in the financial markets and (B) Swingline Advances may not be used to refinance any other Advances. The proceeds of the L/C Advances shall be available solely to reimburse draws under Letters of Credit as contemplated by Section 3.04(b).

(c)          Working Capital Letters of Credit shall be available to provide credit support in respect of the working capital needs of any Loan Party and for other general corporate purposes of the Loan Parties (including the security obligations in respect of a Permitted Expansion undertaken by a Loan Party).

(d)          DSRA Letters of Credit shall be available to provide credit support in respect of the Debt Service Reserve Requirement of the Borrowers under this Agreement.

(e)          MMRA Letters of Credit shall be available to provide credit support in respect of the Major Maintenance Reserve Requirement of the Borrowers under this Agreement.

Section 4.10.         Extensions of Commitments.

(a)          BEC may, by written notice to the Administrative Agent, request that Revolving Commitments and/or L/C Commitments and/or Advances under any Facility be extended to a date beyond the then-existing Revolving Facility Maturity Date, Swingline Maturity Date or Term Facility Maturity Date, as applicable. Upon the receipt of such request by the Administrative Agent, the Administrative Agent shall deliver a copy thereof to each Appropriate Lender. Such notice shall set forth the newly proposed Revolving Facility Maturity Date, Swingline Maturity Date and/or Term Facility Maturity Date and the date on which such extension is requested to become effective (which shall be not less than 15 Business Days nor more than 90 days after the date of such notice and which, in any event, must be on or prior to the then-existing Revolving Facility Maturity Date, Swingline Maturity Date and/or Term Facility Maturity Date, as applicable), and shall offer each such Appropriate Lender the opportunity to extend its Revolving Commitment and/or L/C Commitment and/or Advances under such Facility. Each such Appropriate Lender shall, by notice to the Borrowers and the Administrative Agent given not more than 15 days after the date of the Administrative Agent’s notice, either agree to extend its Revolving Commitment and/or L/C Commitment and/or Advances under such Facility (each such Lender so agreeing being an “Extending Lender”) or decline to extend its Revolving Commitment and/or L/C Commitment and/or Advances under such Facility (and any such Lender that does not deliver such a notice within such period of 15 days shall be deemed to have declined to extend its Revolving Commitment and/or L/C Commitment and/or Advances under such Facility) (each such Lender so declining or being deemed to have declined being a “Non-Extending Lender”). In the event that, on the 15th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this clause (a), the Extending Lenders shall have agreed pursuant to the preceding sentence to extend their Revolving Commitments and/or L/C Commitments and/or Advances under such Facility by an aggregate amount less than the amount requested by BEC to be extended, the Borrowers may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Extending Lender”), which may include any Lender, to provide Revolving Commitments and/or L/C Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Extending Lender shall be subject to the prior written approval of the Administrative Agent and any affected Issuing Bank to the extent that such Augmenting Extending Lender proposes to provide a revolving facility that includes letters of credit (which approval shall not be unreasonably withheld or delayed), and the Borrowers and each Augmenting Extending Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or L/C Commitment and/or its status as a Lender hereunder. Any such extension may be made in an amount that is less than the amount requested by the Borrowers to be extended if the Borrowers are unable to arrange for, or chooses not to arrange for, Augmenting Extending Lenders but in no event shall any such extension be made in an amount that exceeds the Revolving Commitments and/or L/C Commitments and/or Advances under the relevant Facility.

(b)          Notwithstanding the foregoing and without prejudice to Section 11.05, no extension or replacement of the Revolving Commitments and/or L/C Commitments shall become effective under this Section 4.10 unless (i) on the date of such extension, the condition set forth in Section 5.02(b) and (c) shall be satisfied, (ii) to the extent reasonably requested by the Extending Lender, the Administrative Agent shall have received legal opinions, resolutions and other closing certificates consistent with those delivered on the Closing Date under Section 5.01, (iii) the Borrowers shall have paid in full any fees and expenses in respect of any such extension that are then due and payable, (iv) such extension, by the terms of the extension request, is not effective until (A) the then-existing Revolving Facility Maturity Date, Swingline Maturity Date or Term Facility Maturity Date, as applicable, and (B) all amounts owing by a Loan Party to each Non-Extending Lender on the then-existing Revolving Facility Maturity Date, Swingline Maturity Date or Term Facility Maturity Date, as applicable, have been paid and all Commitments of each Non-Extending Lender have been cancelled or expired.

(c)          Each of the parties hereto hereby agrees that, notwithstanding anything to the contrary set forth in Section 11.05, this Agreement and the other Loan Documents may be amended pursuant to an amendment executed by the Loan Parties, the Administrative Agent and the Extending Lenders, without the consent of any Non-Extending Lender, to the extent reasonably required to (i) reflect the existence and terms of the extended Revolving Commitments and/or L/C Commitments and/or Advances and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and BEC, to effect the provisions of this Section 4.10, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into such amendment; provided that, notwithstanding the foregoing, no such amendment, by the terms thereof, shall be effective until (A) the then-existing Revolving Facility Maturity Date, Swingline Maturity Date or Term Facility Maturity Date, as applicable, and (B) all amounts owing by a Loan Party to each Non-Extending Lender on the then-existing Revolving Facility Maturity Date, Swingline Maturity Date or Term Facility Maturity Date, as applicable, have been paid and all Commitments of each Non-Extending Lender have been cancelled or expired. In connection with any such amendment, the Borrowers shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (A) as to the enforceability of this Agreement (as amended), and such of the other Loan Documents (if any) as may be amended thereby and (B) as to any other customary matters reasonably requested by the Administrative Agent.

Section 4.11.         Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank and the Swingline Lender hereunder on a ratable basis; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 11.03; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 11.03; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances or L/C Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Advances and L/C Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and L/C Advances and funded and unfunded participations in L/C Commitments and Swingline Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 4.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.11(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 4.03 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.06 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the Available Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 11.03.

(C)         With respect to any fees pursuant to Section 3.06 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Revolving Commitments and L/C Advances or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Commitments and L/C Advances and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Working Capital Advances, L/C Advances, L/C Exposure and Applicable Percentage of the Swingline Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral; Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, and the Borrower has received written notice by the Administrative Agent thereof, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay the Swingline Advances in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure, in each case in accordance with the procedures set forth in Section 11.03; provided that the Borrowers shall have no obligation to Cash Collateralize an Issuing Bank’s Fronting Exposure if the Defaulting Lender is such Issuing Bank or an Affiliate thereof.

(b)          Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 4.11(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article V

CONDITIONS TO EFFECTIVENESS OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

Section 5.01.         Conditions Precedent. Each of the occurrence of the Closing Date and the obligation of each applicable Lender Party to make a Credit Extension on the Closing Date is subject to satisfaction of the conditions precedent set forth below (as the context requires), each of which shall be reasonably satisfactory in form and substance to the Administrative Agent and each Lender (unless waived in accordance with Section 11.05):

(a)          The Administrative Agent shall have received on or before the Closing Date the following, each dated as of the Closing Date (unless otherwise specified):

(i)          one or more Notes payable to the applicable Lender to the extent requested by such Lender pursuant to the terms of Section 2.07;

(ii)         each other Loan Document (to the extent not delivered pursuant to sub-clause (i) above), duly executed by the Persons party hereto;

(iii)        certified copies of the resolutions or authorizations of the board of directors or members, as applicable, of each Loan Party and Holdings approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of each such Person, if any, with respect to each Loan Document to which it is or is to be a party;

(iv)        a copy of a certificate of the Secretary of State of the jurisdiction of formation of each Loan Party and Holdings, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the Organizational Documents of such Person and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to such Person’s Organizational Documents on file in such Secretary of State’s office, (2) such Person has paid all franchise Taxes to the date of such certificate and (3) such Person is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of its jurisdiction of formation or incorporation;

(v)         copies of the Organizational Documents of each Loan Party and Holdings as in effect on the date on which the resolutions referred to in sub-clause (iii) were adopted and on the Closing Date;

(vi)        a certificate of a Responsible Officer of each Loan Party and Holdings certifying the names and true signatures of the officers or other authorized representatives of such Person authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(vii)       a copy of the following:

(A)         (x) the audited annual income statement and balance sheet of BEC for the period ended December 31, 2014, (y) the unaudited annual income statement and balance sheet of Holdings for the period ended December 31, 2014 and (z) the unaudited quarterly income statement and balance sheet of each Loan Party for the period ended March 31, 2015;

(B)         the operating budget for the Loan Parties for the balance of Fiscal Year 2015 (the “Initial Operating Budget”); and

(C)         projections of the operations and operating budget of the Loan Parties (x) on an annual basis, through the seventh anniversary of the Closing Date and (y) on a quarterly basis, through the second anniversary of the Closing Date;

(viii)      favorable written opinions of (A) Chadbourne & Parke LLP, special New York counsel to the Loan Parties and Holdings, substantially in the form of Exhibit Q-1 hereto and (B) McCarter & English, LLP, special New Jersey counsel to the Loan Parties and Holdings, substantially in the form of Exhibit Q-2;

(ix)        an executed Closing Date Certificate executed by each of the Borrowers;

(x)         a duly executed letter of direction from the Borrowers addressed to the Administrative Agent, on behalf of itself and the Lender Parties, directing the disbursement on the Closing Date of the proceeds of the Advances made on such date; and

(xi)        a Funding Notice delivered in accordance with Section 2.02(a).

(b)          The Administrative Agent shall have received a true, correct and complete copy of (a) each the Material Project Documents and (b) each material Governmental Authorization that is required to be obtained as of the Closing Date for the Borrowers’ operation of the Project in accordance with the Transaction Documents.

(c)          The Collateral Agent shall have received on or before the Closing Date the following, each dated as of the Closing Date (unless otherwise specified):

(i)          Each of the Security Agreement and the Pledge Agreement, duly executed by the Persons party thereto, together with:

(A)         certificates (if any) representing the Capital Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to therein, indorsed in blank;

(B)         appropriately completed UCC financing statements (Form UCC-1), naming the Loan Parties or Holdings (as the case may be) as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of Delaware, covering the Collateral described in the Collateral Documents;

(C)         completed requests for information or similar search report, dated on or before the Closing Date, listing all effective financing statements filed in the Office of the Secretary of State of the state of incorporation or formation, as applicable, that name the Loan Parties or Holdings (as the case may be) as debtor, together with copies of such other financing statements; and

(D)         evidence that all other action that the Administrative Agent and the Collateral Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement and the Pledge Agreement has been taken; and

(ii)         The Mortgages duly executed by the relevant Loan Party, together with:

(A)         evidence that counterparts of each of the Mortgages have been either (x) duly recorded on or before the Closing Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the Mortgaged Property in favor of the Collateral Agent for the benefit of the First Lien Secured Parties (and adequate provision for such filing or recording has been made in a manner reasonably acceptable to the Administrative Agent) and that all filing and recording Taxes and fees in connection with the Mortgages have been paid, will be paid on the Closing Date with the proceeds of the Advances or have been placed in escrow with the title company pending recording;

(B)         the fully paid Title Policy, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, all in form and substance satisfactory to the Administrative Agent and the Lenders, acting reasonably; and

(C)         surveys in form and substance acceptable to the Administrative Agent, acting reasonably, with respect to the Mortgaged Property, certified to the Administrative Agent and the Collateral Agent by a form of certification acceptable to the Administrative Agent, acting reasonably; provided that each of the New Jersey survey dated September 28, 2012 and the New York survey dated July 22, 2010 shall be deemed to be acceptable to the Administrative Agent so long as the Title Company issues the Title Policy without any standard exception for survey matters.

(d)          Concurrently with the consummation of the transactions contemplated hereby, all Debt other than Debt permitted by Section 7.02(b) has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments and security interests relating thereto released or terminated.

(e)          With respect to the Mortgaged Property, the following:

(i)          a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

(ii)         if any improvement to the Mortgaged Property is located in a special flood hazard area, a notification thereof to the Borrowers from the Administrative Agent (the “Flood Notice”), and (if applicable) the Flood Notice shall contain a notification to the Borrowers that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP;

(iii)        documentation evidencing the Borrowers’ receipt of the Flood Notice (e.g., countersigned Flood Notice, return receipt of certified U.S. Mail, or overnight delivery); and

(iv)         if the Flood Notice is required to be given and flood insurance is available in the community in which the Mortgaged Property is located, a copy of one of the following: (A) the flood insurance policy naming the Collateral Agent as mortgagee, (B) the applicable Borrower’s application for a flood insurance policy plus proof of premium payment from the insurance agent, (C) a declaration page that includes the existing flood insurance policy number and the identity and contact information for the insurance company or agent confirming that flood insurance has been issued, or (D) such other evidence of flood insurance satisfactory to the Administrative Agent. To the extent that any improvement to the Mortgaged Property is located in a special flood hazard area, such flood insurance arranged by the Borrowers shall be in an amount at least equivalent to the amount available under the NFIP and shall name the Collateral Agent as loss payee.

(f)           The Borrowers shall have established each of the Depositary Accounts under the Depositary Agreement.

(g)          Concurrently with the consummation of the transactions contemplated hereby, the Borrowers shall have paid all accrued and unpaid fees and all accrued and unpaid expenses under the Fee Letter and otherwise, in each case, of the Agents and Joint Lead Arrangers (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel thereto to the extent invoiced at least two Business Days prior to the Closing Date).

(h)          The Debt Service Reserve Account shall have been concurrently fully funded in an aggregate amount equal to the Debt Service Reserve Requirement through the deposit of cash or a DSRA Letter of Credit into the Debt Service Reserve Account or the delivery of an Acceptable Reserve Guarantee.

(i)           The Lender Parties and the Agents shall have received, to the extent requested, on or before the date which is three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws.

(j)           The Administrative Agent shall have received each of (i) the final report of the Insurance Consultant, dated July 24, 2015, (ii) the final report of the Independent Engineer, dated July 1, 2015, (iii) the final report of the Market Consultant, dated June 4, 2015, in each case with respect to the Project and (iv) the final Phase I Environmental Site Assessment of the Environmental Consultant, dated June 19, 2015.

(k)          The Administrative Agent shall have received certificates signed by the Borrowers’ insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent and naming the secured parties as additional insureds, evidencing such insurance required by Section 7.01(d), identifying insurers, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (i) is, in each case, in full force and effect and (ii) complies with Section 7.01(d) and that all premiums then due and payable on such insurance have been paid.

(l)          The representations and warranties of the Loan Parties contained in each of the Loan Documents to which they are a party are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality” or “material adverse effect” or similar effect, are true and correct on and after giving effect to the Closing Date), other than any such representations or warranties that, by their terms, refer to a specific date other than the Closing Date, in which case such representations and warranties were true and correct in all material respects as of such specific date.

Section 5.02.         Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make a Credit Extension (including each initial Borrowing, but other than L/C Advances and Working Capital Advances pursuant to Section 2.02(b)), and the obligation of any Issuing Bank to issue any Letter of Credit (including the initial issuance) or renew a Letter of Credit shall be subject to the further conditions precedent that (x) the Administrative Agent shall have received a Funding Notice, Swingline Request or L/C Credit Extension Request, as applicable, in accordance with the requirements hereof and (y) as of such Credit Date, the following statements shall be true (and each of the giving of the applicable Funding Notice or L/C Credit Extension Request and the acceptance by the Borrowers of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on such Credit Date such statements are true):

(a)          the Term Borrowing has occurred or is occurring on the date of such Credit Extension;

(b)          the representations and warranties of the Loan Parties contained in each Loan Document to which they are a party are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality” or “material adverse effect” or similar effect, are true and correct on and as of such date), before and after giving effect to the Credit Extension to be made on such date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Credit Date, in which case as of such specific date;

(c)          no Default has occurred and is continuing, or would result from the Credit Extension to be made on such Credit Date or, with respect to any Borrowing, from the application of the proceeds therefrom; and

(d)          in the case of the issuance of a Letter of Credit only, the Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender (if any) with respect to the requested Letter of Credit has been Cash Collateralized.

Section 5.03.         Determinations Under Sections 5.01 and 5.02. For purposes of determining compliance with the conditions specified in (i) Section 5.01, each Lender Party shall evidence its satisfaction or waiver of such conditions by authorizing release of its signature pages on a closing call to occur on the Closing Date immediately prior to the effectiveness of this Agreement, and (ii) Section 5.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to such applicable date specifying its objection thereto and, to the extent applicable, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s Pro Rata Share of such Borrowing.

Section 5.04.         Notices. Any Notice shall be executed by a Responsible Officer of BEC in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrowers may give the Administrative Agent telephonic notice by the required time of any proposed Borrowing, Conversion or issuance of a Letter of Credit, as the case may be; provided that such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of Borrowing, continuation or issuance and such confirmation shall be consistent with the initial telephonic notice. Neither the Administrative Agent nor any Lender Party shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrowers or for otherwise acting in good faith.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.01.         Representations and Warranties. In order to induce each Agent and each Lender Party to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to such Agent and Lender Party, on the Closing Date and on each Credit Date, that the following statements are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality” or “material adverse effect” or similar effect, are true and correct), before and after giving effect to the Credit Extension to be made on such date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Credit Date, in which case as of such specific date:

(a)          Organization; Requisite Power and Authority; Qualification. Each Loan Party (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists under applicable law) under the law of the jurisdiction of its incorporation or formation as identified in Schedule 6.01(a), (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b)          Capital Stock and Ownership. The Capital Stock of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable and is owned by such Loan Party free and clear of all Liens, except those created under the Collateral Documents and other Permitted Liens. There is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no Capital Stock of any Loan Party outstanding which upon conversion or exchange would require, the issuance by any Loan Party of any Capital Stock of any Loan Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of any Loan Party.

(c)          Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action on the part of each Loan Party that is a party thereto.

(d)          No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the transactions contemplated by the Loan Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to the Loan Parties, (B) any of the Organizational Documents of any of the Loan Parties or (C) any order, judgment or decree of any court or other agency of government binding on any of the Loan Parties except, in the case of sub-clauses (A) and (C) of this clause (i), where such violation could not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Loan Parties except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the Properties of any of the Loan Parties (other than any Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any of the Loan Parties, except for (x) such approvals or consents which have been obtained and are in full force and effect, and (y) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Consents. (i) The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(ii)         No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with the operation of the Project in accordance with any applicable law (including any Environmental Law) and as otherwise contemplated by this Agreement, except for (A) any such Governmental Authorizations, notices, filings, consents or approvals held by the Loan Parties, all of which (1) have been duly obtained, taken, given or made and (2) are in full force and effect or (B) any such Governmental Authorizations, notices, filings, consents or approvals, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

(f)           Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g)          Financial Statements; No Material Adverse Effect.

(i)          The financial statements of the Loan Parties furnished to the Administrative Agent pursuant to Section 5.01(a)(vii) and Section 7.03(c) fairly present in all material respects the financial condition and the results of operations and cash flows of the Loan Parties as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments).

(ii)         Since December 31, 2014, no event, circumstance or change has occurred and is continuing to occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(h)          Projections. On and as of the Closing Date, the Base Case Projections and the Initial Operating Budget delivered to the Administrative Agent pursuant to Section 5.01(a)(vii)(B) are based on good faith estimates and assumptions made by the management of the Borrowers; provided that the Base Case Projections are not to be viewed as facts and that actual results during the period or periods covered by the Base Case Projections may differ from such Base Case Projections and that the differences may be material; provided further that, as of the Closing Date, management of the Borrowers believed the Base Case Projections were reasonable and attainable.

(i)           Adverse Proceedings, Etc. Except as disclosed in Schedule 6.01(i), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Loan Party is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)           Taxes. Except as otherwise permitted under Section 7.01(b), all material tax returns and reports of the Loan Parties required to be filed by any of them have been timely filed, and all material Taxes due and payable by the Loan Parties and upon their respective properties, assets, income, businesses and franchises have been paid when due and payable. There is no material audit, claim or assessment pending or proposed in writing against any of the Loan Parties regarding any taxes relating to any Loan Party, which is not being actively contested by such Loan Party in good faith and by appropriate proceedings; provided that reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. None of the Borrowers nor any Subsidiary has elected to be treated as an association taxable as a corporation or is treated as a corporation for U.S. federal income tax purposes.

(k)          Environmental Matters. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) neither the Project nor any Loan Party or any of their respective Properties or operations is or has been in violation of any Environmental Laws, (B) neither the Project nor any Loan Party or any of their respective Properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Action, or any Hazardous Materials Activity, (C) no Loan Party has received any letter or request for information relating to the business under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, (D) neither the Project nor any Loan Party is subject to any actual or, to the Borrowers’ knowledge, threatened Environmental Action, and (E) to the Borrowers’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Action against any of the Loan Parties or with respect to the Project.

(ii)         No notice under any Environmental Law indicating past or present treatment, storage or disposal of Hazardous Materials at the Real Estate Assets has been filed that could be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)        Compliance of the Project with all current requirements pursuant to or under Environmental Laws would not require actions that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)         To the Borrowers’ knowledge, no event or condition has occurred or is occurring with respect to the Project or Loan Parties or any of their respective Properties or operations relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l)           No Defaults. No Default or Event of Default has occurred and is continuing hereunder.

(m)         Contracts. (i) As of the Closing Date, true, correct and complete copies of each Material Project Document have been delivered, or made available to, the Administrative Agent.

(ii)         As of the Closing Date, each of the Material Project Documents then in effect is in full force and effect in all material respects.

(n)          Governmental Regulation.

(i)          No Loan Party is subject to regulation under the Investment Company Act of 1940 or, other than Section 204 of the FPA, under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations hereunder or under the other Loan Documents unenforceable.

(ii)         No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(iii)        BEC has EWG status. For so long as BEC maintains its status as an EWG, each Borrower will not be subject to regulation under PUHCA, other than regulation related to BEC maintaining its EWG status and regulation pursuant to Section 1265 of PUHCA concerning state regulatory authorities’ access to books and records and, in case of any change in regulations under PUHCA after the date hereof, any immaterial requirements imposed on BEC under such changed regulations. BEC has MBR Authority, and such authority is in full force and effect. Neither Borrower is subject to any regulatory scheme of any Governmental Authority nor otherwise applicable to such Borrower or its properties which restricts its ability to incur debt except under Section 204 of the FPA with respect to the blanket authorization, which Borrower has obtained pursuant to its MBR Authority.

(o)          Use of Proceeds; Margin Stock. The proceeds of each Advance and other extensions of credit hereunder have been or will be used solely in accordance with, and solely for the purposes contemplated by, Section 4.09. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(p)          Employees. No Loan Party has any employees.

(q)          Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrowers, nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by, any of the Loan Parties or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any of the Loan Parties or any of their respective ERISA Affiliates, and (vi) the Loan Parties and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(r)          Certain Fees. No broker’s or finder’s fee or commission will be payable by any Loan Party with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents and the Lender Parties pursuant to the Loan Documents.

(s)          Solvency. As of the Closing Date, the Borrowers are, and on each date on which this representation and warranty is made or deemed made thereafter will be, on a Consolidated basis, Solvent.

(t)          Compliance with Statutes, Etc. Each of the Loan Parties is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the operation of the Project, the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any Real Estate Asset or the operations of the Loan Parties), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(u)          Disclosure. To the best knowledge of the Borrowers, all written information (other than projections, budgets, other forward-looking information, historical financial information, reports prepared by third party consultants or information of a general economic nature) provided directly or indirectly by or on behalf of the Borrowers to any Agent or Lender Party in connection with the transactions contemplated hereunder is, when taken as a whole and as of the Closing Date, correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to supplements and updates thereto).

(v)          Sanctions, Anti-Money Laundering, Anti-Corruption Laws.

(i)          The use of the proceeds of the Advances does not violate any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws or Sanctions Laws (to the extent applicable), and none of the Loan Parties, the Sponsor, nor, to the knowledge of the Loan Parties, any Subsidiary of the Sponsor, their respective directors, officers, agents or employees, with respect to the Project or the Transaction Documents, is a Sanctions Target.

(ii)         None of the Loan Parties, nor, to the knowledge of any Loan Party, the Sponsor or any Subsidiary of the Sponsor, their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Loan Party of the Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws or Sanctions Laws applicable to such Loan Party.

(iii)        To the knowledge of each Borrower, the operations of each Loan Party has been conducted at all times in compliance with all Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws or Sanctions Laws applicable to such Loan Party.

(iv)         Each Borrower has instituted and maintains policies and procedures designed to ensure continued compliance in all material respects with all Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws and Sanctions Laws applicable to any Loan Party.

(w)         Security Interests. Subject to Section 7.01(n), the Liens granted to the Collateral Agent pursuant to the Collateral Documents with respect to the Collateral (i) constitute valid and subsisting Liens of record on such rights, title or interest as such Loan Party shall from time to time have in all real property covered by the Mortgages, (ii) to the extent required by the Collateral Documents, constitute perfected security interests in such rights, title or interest as such Loan Party shall from time to time have in all personal property included in the Collateral, and (iii) are subject to no Liens, except Permitted Liens. Subject to Section 7.01(n), except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). Subject to Section 7.01(n), to the extent required by the Collateral Documents, the Loan Parties have properly delivered or caused to be delivered, or provided control of, to the Collateral Agent all Collateral that requires perfection of the Lien described above by possession or control.

(x)           Real Property. Each Loan Party has good and sufficient marketable title or a valid and subsisting estate or interest to or in the Real Estate Assets (except any such failure which could not reasonably be expected to have a Material Adverse Effect), free and clear of all Liens except Permitted Liens, such estates or interests being sufficient for normal Project operations in accordance with the Transaction Documents except as could not reasonably be expected to have a Material Adverse Effect.

(y)          Pari Passu. The Loan Parties’ obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Debt for Borrowed Money of the Loan Parties.

(z)           Intellectual Property. Each Loan Party owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the development, construction, ownership and operation of the Project in accordance with the Transaction Documents, in each case, as to which the failure of such Loan Party to so own or have the right to use would reasonably be expected to have a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by a Loan Party in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.

(aa)        Insurance. All insurance policies required to be obtained by any Loan Party as of the Closing Date pursuant to Section 7.01(d) have been obtained and are in full force and effect and all premiums then due and payable thereon have been paid in full. No Loan Party has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Article VII

COVENANTS

Section 7.01.         Affirmative Covenants. Until a Repayment Event, each Loan Party covenants and agrees as follows:

(a)          Compliance with Laws, Etc. Each Loan Party will comply with all applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include, without limitation, compliance with all Environmental Laws, ERISA and any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws or Sanctions Laws and all Governmental Authorizations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)          Taxes. Each Loan Party will (i) file all federal, state, local, foreign and other tax returns and reports required to be filed, and shall pay all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (A) which are being contested in good faith by appropriate proceedings diligently conducted or (B) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Hazardous Materials Activities, Etc. Except as otherwise could not reasonably be expected to have a Material Adverse Effect, each Loan Party will promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or with respect to the Project, (ii) make an appropriate response to any Environmental Action against such Loan Party or with respect to the Project and discharge any obligations it may have to any Person thereunder and (iii) respond to any Release of Hazardous Materials whether by such Loan Party or any other Person, or with respect to the Project, to the extent required by applicable Environmental Laws.

(d)          Maintenance of Insurance. (i) The Loan Parties will comply with the insurance requirements set forth on Schedule 7.01(d).

(ii)         If any improvement on a Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(iii)        On the Closing Date, and at each policy renewal, but no less than annually, BEC shall furnish to the Collateral Agent approved certificates of insurance from each insurer or by an authorized representative of each insurer. Such certification shall identify the insurers, the type of insurance, the limits, deductibles and term thereof and include binders or certificates signed by the insurer or a broker to bind the insurer evidencing such insurance.

(e)          Preservation of Corporate Existence, Etc. Each Loan Party will preserve and keep in full force and effect, (i) its existence (except as otherwise permitted in Section 7.02(d)) and (ii) all rights and franchises, licenses and permits material to its business, except with respect to sub-clause (ii) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits could not reasonably be expected to have a Material Adverse Effect, provided that any Loan Party may, at the Borrowers’ expense, change its name upon 15 Business Days’ prior written notice to the Administrative Agent (or such shorter period of time reasonably acceptable to the Administrative Agent) and delivery to the Administrative Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests created under the Collateral Documents.

(f)           Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, each Loan Party will permit any of the Agents, or any agents or representatives designated by the Lender Parties, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any of the Loan Parties and to discuss the affairs, finances and accounts of any of the Loan Parties with any of their officers or directors and with their independent certified public accountants; provided that, so long as no Default shall have occurred and be continuing, any such visit in excess of one such visit in any Fiscal Year shall be at the expense of the Administrative Agent or such agent or representative designated by the Lender Parties.

(g)          Keeping of Books. Each Loan Party will keep proper books of record and account, in which full, true and correct entries shall be made of all material financial transactions and the material assets and business of such Loan Party in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

(h)          Obtain and Maintain Governmental Authorizations. Each Loan Party will obtain and maintain, in full force and effect, and meet all requirements in respect of any Governmental Authorizations necessary in the conduct of its business and operations and the transactions contemplated hereby, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i)           Maintenance of Properties, Etc.

(i)          Each Loan Party shall maintain good and sufficient fee or leasehold title or other possessory rights (as applicable) in and to its material Property, free and clear of all Liens other than Permitted Liens.

(ii)         Each Loan Party will, except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (A) maintain and preserve in good repair, working order and condition its Properties in accordance with Prudent Industry Practice, its Contractual Obligations and applicable laws, (B) make periodic overhauls and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements which are necessary for the Property that it owns and operates to satisfy the requirements of applicable law, Governmental Authorizations and its Contractual Obligations, and (C) otherwise ensure the continued operation of its Properties in a manner consistent with the Material Project Documents to which it is party and Prudent Industry Practices.

(j)           Further Assurances. Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, each Loan Party will (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any of its Property (other than the Excluded Assets), to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party and (iii)  deliver a Consent to Assignment for any Replacement Power Purchase Agreements of a DEBM Power Purchase Agreement.

(k)          Accounts.

(i)          Each Loan Party shall cause all Project Revenues to be deposited into the Revenue Account (and agrees to notify the counterparties to each material Contractual Obligation to make all payments under such Contractual Obligations directly to the Revenue Account), and any Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds to be applied in accordance with the Depositary Agreement.

(ii)         Except for the DB Account, the Loan Parties shall open and maintain bank accounts only to the extent permitted and contemplated pursuant to the Depositary Agreement.

(iii)        BEC shall, on or within thirty (30) days after the Closing Date, close the DB Account.

(l)           Separateness. Each Loan Party will comply with the following:

(i)          such Loan Party will maintain Deposit Accounts or accounts, separate from those of Holdings, the Guarantors or any other Affiliate of Holdings (other than any of the Loan Parties) with commercial banking institutions and will not commingle their funds with those of any other Affiliate of Holdings (other than any of the Loan Parties);

(ii)         such Loan Party will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(iii)        such Loan Party will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv)        such Loan Party will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited partnership agreement, limited liability company agreement, general partnership agreement or bylaws for all of its limited liability company, limited partnership, general partnership or corporate actions; and

(v)         such Loan Party will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited partnership, general partnership or limited liability company agreement (or similar constitutive documents).

(m)         Interest Rate Hedging. On or before the date that is fifteen days following the Closing Date, the Borrowers shall have in effect and thereafter maintain at all times until the sixth anniversary of the Closing Date, Interest Rate Hedges with respect to a notional amount equal to at least 75% of the reasonably anticipated amount of Term Advances (which anticipated amounts shall be determined by reference to the Base Case Projections delivered on the Closing Date).

(n)          Covenant to Give Security. Upon the permitted acquisition of any Property (other than any Excluded Assets and other than any real property with an aggregate fair market value of less than $10,000,000) by any Loan Party and such Property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority (subject to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrowers’ expense, within 30 Business Days after such acquisition of Property by any Loan Party, each Loan Party will, to the extent reasonably requested by the Administrative Agent, duly execute and deliver, and cause such Loan Party to duly execute and deliver to the Administrative Agent and the Collateral Agent, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as reasonably required and specified by, and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, securing payment of all of the obligations of the Loan Parties under the Loan Documents and constituting liens on all such Properties.

(o)          Material Project Documents. Each Loan Party will perform and observe all material terms and provisions of each Material Project Document to be performed or observed by it, maintain each such Material Project Document to which it is a party in full force and effect, and enforce each such Material Project Document in accordance with its material terms except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents).

(p)          Maintenance of Regulatory Status. BEC shall maintain its status as an EWG and its MBR Authority, and shall comply with all material FERC requirements related to EWG status and MBR Authority.

(q)          NYISO.

(i)          The Loan Parties will maintain at all times the status of the Project as a “System Resource” and “Installed Capacity Supplier” in the NYISO Markets and comply at all times with any other material requirements for recognition of the capacity of the Project in the NYISO Installed Capacity Market.

(ii)         The Loan Parties will comply (or ensure that BEC complies) in all material respects with all reporting and other requirements under NYISO Rules applicable to the sale and delivery of capacity, energy and ancillary services in the NYISO Markets.

(iii)        The Loan Parties will at all times (A) declare the maximum achievable Availability (as defined in the Power Purchase Agreements) of each of the Project’s turbines in each of the NYISO Markets, in accordance with applicable law, the NYISO Rules and Prudent Industry Practice and (B) declare the maximum achievable unforced capacity of each of the Project’s turbines in accordance with Prudent Generator Practices and the Static NYISO Rules (each as defined in the Power Purchase Agreements), without regard to any mitigation or other limitations otherwise applicable to capacity payments under the NYISO Rules.

(r)           Working Capital Clean-Up. The Borrowers shall cause, in each calendar year, a period of not less than five consecutive days where there are no Working Capital Advances, Swingline Advances, L/C Advances or unreimbursed Drawing Payments outstanding (other than L/C Advances and unreimbursed Drawing Payments with respect to any MMRA Letter of Credit and any DSRA Letter of Credit).

Section 7.02.         Negative Covenants. Until a Repayment Event, each Loan Party covenants and agrees as follows:

(a)          Liens, Etc. Such Loan Party will not create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except Permitted Liens.

(b)          Debt. Such Loan Party will not create, incur, assume or suffer to exist any Debt, except (without duplication):

(i)          Debt of the Loan Parties (A) under the Loan Documents, and (B) pursuant to any Permitted Expansion Facility;

(ii)         to the extent constituting Debt, obligations of the Borrowers under the Permitted Commodity Hedge and Power Sale Agreements to the extent permitted to be entered into under this Agreement;

(iii)        Debt of the Borrowers secured by Liens permitted by clause (o) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to sub-clause (iv) or (v), $20,000,000 at any time outstanding in the aggregate for the Borrowers; provided that any such Debt (A) shall be secured only by the Property acquired in connection with the incurrence of such Debt and (B) shall constitute not more than 90% of the aggregate consideration paid with respect to such Debt;

(iv)        Capitalized Leases of the Borrowers not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to sub-clause (iii) or (v), $20,000,000 at any time outstanding in the aggregate for the Borrowers;

(v)         Debt of any Borrower incurred for the purpose of funding any Required Capital Expenditures not to exceed in the aggregate, when taken together with outstanding Debt permitted to be incurred pursuant to sub-clauses (iii) and (iv), $20,000,000 at any time outstanding in the aggregate for the Borrowers;

(vi)        to the extent constituting Debt, obligations of the Borrowers under Interest Rate Hedges designed to hedge against fluctuations in interest rates incurred in the ordinary course of business (it being acknowledged and agreed that any such Interest Rate Hedges entered into by the Borrowers for the purpose of complying with Section 7.01(m) above (or any similar obligation with respect to the Permitted Expansion Facility) shall be deemed to be permitted Debt under this sub-clause (vi));

(vii)       unsecured subordinated Debt of any Loan Party to any other Loan Party (including intercompany loans amongst the Loan Parties); provided that (1) all such Debt shall constitute Pledged Debt subject to the Lien created under the Security Agreement and (2) all such Debt shall be on terms and conditions set forth on Exhibit H or such other terms reasonably acceptable to the Administrative Agent;

(viii)      other unsecured Debt of the Borrowers in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(ix)         to the extent constituting Debt, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case of any Borrower incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;

(x)          to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Business Days of its incurrence;

(xi)         guaranties by the Borrowers of Debt of another Loan Party or guaranties by a Loan Party of Debt of another Loan Party with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this clause (b); provided that, if the Debt that is being guaranteed is unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents, the guaranty shall also be unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents;

(xii)        loans to a Loan Party; provided that such loans are subject to the terms of subordination attached hereto as Exhibit H or such other terms reasonably acceptable to the Administrative Agent; and

(xiii)       trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than 90 days past due or (B) being contested in good faith by appropriate proceedings.

(c)          Change in Nature of Business. (i) BEC and BECUR will not engage in any business other than the direct or indirect development, expansion, ownership, operation, management, maintenance, use or financing of the Project and the other transactions contemplated hereby and, in each case, activities incidental thereto, (ii) the Loan Parties (other than the Borrowers, the Permitted Expansion Entity and Zone J Tolling) will not engage in any business other than the ownership of the Capital Stock in their respective Subsidiaries and activities incidental thereto, (iii) Zone J Tolling will not engage in any business other than (x) its obligations under the Zone J Power Purchase Agreements and the Loan Documents and (y) sales of power, capacity or ancillary services acquired pursuant to the Zone J Power Purchase Agreements in the ordinary course of business and, in each case, activities incidental thereto and (iv) the Permitted Expansion Entity will not engage in any business other than activities in connection with the development, construction, acquisition, ownership, leasing, operation and maintenance of the Permitted Expansion and, in each case, activities incidental thereto.

(d)          Fundamental Changes; Mergers, Etc. Such Loan Party will not change its legal form, liquidate or dissolve; provided that, in the event the Zone J Power Purchase Agreements are terminated or cancelled, Zone J Tolling will be permitted to liquidate or dissolve upon contribution of all of its assets to BEC and termination of the Zone J Power Purchase Agreements and so long as all activities undertaken by Zone J Tolling are conducted by BEC immediately after such liquidation or dissolution. Such Loan Party will not merge into or consolidate with any Person or permit any Person to merge into it; provided that any Guarantor will be permitted to merge into or consolidate with any other Guarantor so long as the surviving Guarantor’s obligations under this Agreement and the other Loan Documents remain in full force and effect. For the avoidance of doubt, nothing in this Section 7.02(d) shall restrict, limit or otherwise affect the Loan Parties’ rights under Section 7.01(e).

(e)          Sales, Etc. of Property. Such Loan Party will not sell, lease, transfer or otherwise Dispose of any Property, or grant any option or other right to purchase, lease or otherwise acquire any Property, except in the case of the Loan Parties:

(i)          sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, fuel, energy, capacity or ancillary services or other inventory in the ordinary course of its business;

(ii)         sales, leases or subleases, transfers or other dispositions of real or personal Property that are obsolete, damaged, worn out, surplus or not used or useful in the business of the Loan Parties;

(iii)        the liquidation, sale or use of Cash and Cash Equivalents;

(iv)        sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v)         sales of Property so long as (A) the purchase price paid to such Loan Party for such Property shall be no less than the fair market value (determined in good faith by the manager of BEC) of such Property at the time of such sale, (B) the purchase price for such Property shall be paid to such Loan Party solely in Cash, and (C) the aggregate purchase price paid to all Loan Parties for such Property and all other Property sold by the Loan Parties since the Closing Date pursuant to this sub-clause (v) shall not exceed $20,000,000;

(vi)        transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(vii)       leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Loan Parties; and

(viii)      amendments or modifications of any Contractual Obligation of such Loan Party and the related release of any credit support obligations thereunder pursuant to the terms of such amendment or modification that is not prohibited by Section 7.02(n).

(f)          Investments in Other Persons. Such Loan Party will not make or hold any Investment in any Person (including any Joint Venture), except in the case of the Loan Parties:

(i)          Investments in Cash and Cash Equivalents;

(ii)         equity Investments owned as of the Closing Date in any Loan Party and Investments made after the Closing Date in any Loan Party; provided that, from and after the Closing Date, the Borrower may acquire or form the Permitted Expansion Entity if the conditions to the Permitted Expansion Facilities have been satisfied or waived;

(iii)        Investments (A) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Loan Party;

(iv)        intercompany loans to the extent permitted under Section 7.02(b)(vii);

(v)         Capital Expenditures with respect to the Borrowers permitted by Section 7.02(l) below;

(vi)        loans and advances to officers, directors and employees of the Loan Parties made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

(vii)       to the extent constituting Investments, Debt which is permitted under Section 7.02(b);

(viii)     demand or Deposit Accounts with banks or other financial institutions; and

(ix)        Permitted Investments.

(g)          Restricted Payments. The Loan Parties will not declare, order, pay, make or set apart or agree to declare, order, pay, make or set apart, through any manner or means or through any other Person, directly or indirectly, any sum for any Restricted Payment, except that:

(i)          nothing herein shall be deemed to prevent any Loan Party from declaring or making a Restricted Payment to any other Loan Party;

(ii)         BEC may declare or make a Restricted Payment to Holdings on the Closing Date; and

(iii)        BEC may declare or make a Restricted Payment on each Quarterly Date from amounts on deposit in the Distribution Reserve Account in accordance with Section 3.8(b)(i) of the Depositary Agreement, subject to satisfaction of each of the Distribution Conditions on such Quarterly Date and after giving effect to such Restricted Payment.

For the avoidance of doubt, neither (x) payment of “Operating & Maintenance Expenses” nor (y) any payment from amounts on deposit in the Distribution Account shall constitute a Restricted Payment prohibited by this Section 7.02(g).

(h)          Amendments of Organizational Documents. Such Loan Party will not amend its certificate of formation or limited liability company agreement or other Organizational Documents in any manner materially adverse to the Lender Parties or that could reasonably be expected to have a Material Adverse Effect.

(i)           Accounting Changes. Such Loan Party will not make or permit any change in (i) accounting policies or reporting practices, except as required by GAAP and except for any changes which are not materially adverse to the Lender Parties, or (ii) Fiscal Year.

(j)           Partnerships, Formation of Subsidiaries, Etc. Such Loan Party will not (i) become a general partner in any general or limited partnership or Joint Venture or (ii) organize any new Subsidiary other than, with respect to this clause (ii), the formation by any Guarantor of the Permitted Expansion Entity.

(k)          Speculative Transactions.

(i)          Such Loan Party will not engage in any transaction involving commodity swaps, options or futures contracts or any similar commodity transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the sale of power on either a financial or physical basis) unless such transaction (A) is entered into in the ordinary course of business, (B) is not for speculative purposes, (C) is solely with respect to Permitted Trading Activities, (D) is with a Commodity Hedge Counterparty, (E) is in the best interests of, and on terms fair and reasonable to, the Borrowers and could not reasonably be expected to have a Material Adverse Effect, (F) with respect to physical sales of energy or capacity, commits the Borrowers to no more than the actual uncommitted available output on a net basis (based on physical and seasonal input and output availability) of the Project (taking into account all Permitted Commodity Hedge and Power Sale Agreements then in effect and any commitments made to sell capacity under the Material Project Documents) and (G) does not create, permit or suffer to exist any Lien other than Permitted Liens.

(ii)         Such Loan Party will not enter into any Interest Rate Hedge, or any trade thereunder, unless (A) entered into in the ordinary course of business and not for speculative purposes, and (B) the aggregate notional amount under the Interest Rate Hedges with the Hedge Banks, at the time of such entry or trade (as applicable), does not exceed 105% of the aggregate principal amount outstanding (at such time and, taking into account scheduled amortization only, at any time thereafter) of (1) the Term Advances, plus (2) the aggregate, without duplication, construction and term loan commitments under the Permitted Expansion Facility.

(l)           Capital Expenditures. No Loan Party shall purchase, acquire or lease any assets that, if acquired, would constitute Capital Expenditures other than: (i) any Major Maintenance Expenses funded through amounts on deposit in the Major Maintenance Reserve Account; (ii) Unreserved Major Maintenance Expenses funded through amounts on deposit in the O&M Account or an O&M Discretionary Account (each as defined in the Depositary Agreement) in accordance with the terms of the Loan Documents; (iii) any Permitted Capital Expenditures (other than Permitted Expansion Capital Expenditures); (iv) Permitted Expansion Capital Expenditures either (A) if the Permitted Expansion Conditions have been satisfied or (B) funded with (1) amounts on deposit in the Distribution Account, (2) proceeds of Cash equity contributions received by any Borrower from Holdings (which Cash equity contributions have been contributed by Holdings, directly or indirectly, specifically for such purpose), or (3) proceeds of Subordinated Debt received by any Loan Party specifically for such purpose; and (v) Permitted Investments.

(m)         Transactions with Affiliates. Such Loan Party will not enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms not substantially less favorable to the applicable Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to: (i) Restricted Payments made in accordance with the terms of this Agreement, (ii) transactions between the Loan Parties, (iii) Dispositions pursuant to Section 7.02(e)(v), (iv) transactions described on Schedule 7.02(m), (vi) Shared Facilities Agreements and (vii) any amendment or replacement of the Site Lease in accordance with Section 7.02(n)(v).

(n)          Material Project Documents; Additional Project Contracts.

(i)          No Loan Party shall enter into a Material Project Document (including any Shared Facilities Agreements, but excluding any other Material Project Document satisfying the conditions set forth in the definition of Permitted Expansion Facility) without Administrative Agent approval if (A) such Loan Party’s entry, performance or failure to perform under such Material Project Document could reasonably be expected to have a Material Adverse Effect or (B) in the case only of the Expansion EPC Agreement and Expansion Turbine Supply Agreement, if the aggregate amount payable under both such agreements prior to delivery of an Expansion FNTP is in excess of twenty million Dollars (US$20,000,000), which Expansion FNTP shall not be delivered prior to satisfaction of the Permitted Expansion Conditions.

(ii)         No Loan Party shall cause, consent to, or permit, any amendment to, modification of or waiver of timely compliance with, any terms or conditions of (A) Section 8.1 or 18.1 of each DEBM Power Purchase Agreement or (B) any other Material Project Document, in the case of this clause (B), in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)        No Loan Party shall cause, consent to or permit any assignment of (A) any Core Contract or (B) of any Material Project Document (other than a Core Contract) if, in the case of this clause (B), such assignment could reasonably be expected to have a Material Adverse Effect.

(iv)        No Loan Party shall cause, consent to or permit any cancellation or termination (except for a termination that occurs automatically in accordance with the express terms of such agreement) of (A) any Core Contract (unless, in the case of the Centrica Guarantee, such agreement is replaced in accordance with the terms thereof) or (B) any Material Project Document (other than a Core Contract) if, in the case of this clauses (B), such cancellation or termination could reasonably be expected to have a Material Adverse Effect.

(v)         Notwithstanding anything to the contrary in this Section 7.02(n), in the event the Primary Site is acquired by an Affiliate of the Loan Parties:

(A)        concurrent with such acquisition, Hess may assign to such Affiliate, and such Affiliate may assume, Hess’ right, title and interest as lessor under the Site Lease; provided that, with respect to Hess’ obligations and indemnities set forth in Section 8.4 of the Site Lease, either (1) Hess shall remain liable for such obligations and indemnities or (2) any such obligations or liabilities for which Hess does not remain liable shall be assigned to, or guaranteed by, an entity that has at the time of such assignment or guarantee a long-term unsecured senior debt rating of Baa3 or better by Moody’s, BBB- or better by S&P or BBB- or better by Fitch;

(B)         BECUR may subsequently terminate or amend the Site Lease so long as (1) in the case of a termination of the Site Lease, BECUR and such Affiliate shall concurrently execute a replacement agreement on terms and conditions no less favorable, taken as a whole, as the Site Lease, or (2) in the case of an amendment to the Site Lease, BECUR and such Affiliate shall execute an amendment to the Site Lease on terms and conditions no less favorable, taken as a whole, as the Site Lease;

(C)         BEC may subsequently terminate or amend the Sublease Agreement so long as (1) in the case of a termination of the Sublease Agreement, BEC and BECUR shall concurrently execute a replacement agreement on terms and conditions no less favorable, taken as a whole, as the Sublease Agreement, or (2) in the case of an amendment to the Sublease Agreement, BEC and BECUR shall execute an amendment to the Sublease Agreement on terms and conditions no less favorable, taken as a whole, as the Sublease Agreement; and

(D)         in connection with an assignment, termination or amendment described in clause (A), (B) or (C) above, the lien of the New Jersey BECUR Mortgage and/or the New Jersey BEC Mortgage, as either or both may be applicable, shall remain intact and shall be ratified by such Affiliate acquiring the Primary Site, or a replacement mortgage shall be granted providing substantially the same lien rights and privileges to the Collateral Agent as provided under the New Jersey BECUR Mortgage and/or the New Jersey BEC Mortgage, as either or both may be applicable.

(o)          Tax Election. Such Loan Party shall not make any election or take any other action that would cause the Borrowers or any Loan Party (other than PER-D Bayonne I, Inc.) to be treated as an association taxable as a corporation or to be treated as a corporation for U.S. federal income tax purposes.

(p)          Margin Stock; Regulations T, U and X. No Loan Party shall use any part of the proceeds of the Advances or drawings under any Letter of Credit to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

(q)          Accounts. No Loan Party shall establish or maintain any deposit accounts or securities accounts, other than (i) for no more than thirty (30) days after the Closing Date, the DB Account, and (ii) the accounts permitted to exist under the Depositary Agreement or as otherwise permitted under the Loan Documents (including accounts established in connection with the granting of the Liens described in clause (q) of the definition of “Permitted Liens”).

(r)           Lawful Use of Proceeds. The Borrowers will not, and will procure that each other Loan Party and each of its directors and officers will not, directly or, to either Borrower’s knowledge, indirectly, use any Letter of Credit or the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)          in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws, OFAC Laws or Sanctions Laws, to the extent applicable;

(ii)         to fund any activities or business of or with any Sanctions Target, or in any Sanctions Country; or

(iii)        in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws, to the extent applicable, by any Person (including any Person participating in the Advances, whether as Lender, and Agent or otherwise).

(s)          OFAC. No Loan Party shall knowingly (i) violate (A) any Anti-Terrorism and Money Laundering Laws, (B) any Sanction, or (C) any Anti-Corruption Laws, civil or criminal; or (ii) engage in or conspire to engage in any dealings or transactions with, or for the benefit of, any Sanctions Target, or in any Sanctioned Country, or for the purposes of evading or avoiding (or attempting to evade or avoid) any Anti-Terrorism and Money Laundering Laws.

Section 7.03.         Reporting Requirements. Until a Repayment Event, each Borrower covenants and agrees that it will furnish to the Agents and the Lender Parties:

(a)          Default Notice. As soon as possible and in any event within five Business Days after any Loan Party becomes aware of the occurrence of each Default or any event, development or occurrence which, in BEC’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect continuing on the date of such statement, a statement of the Financial Officer of BEC setting forth details of such Default, event, development or occurrence and the action that the Borrowers has taken and proposes to take with respect thereto.

(b)          Quarterly Financials. As soon as available, and in any event within 60 days in the case of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2015) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Consolidated balance sheets of the Loan Parties as at the end of such Fiscal Quarter and the related Consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case and (commencing with the financial statements relating to the Fiscal Quarter ending June  30, 2016), to the extent reasonably available to the Borrowers, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail, together with a certificate of a Financial Officer of BEC.

(c)          Annual Financial Statements. Commencing with the Fiscal Year ending on December 31, 2015, as soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the Consolidated balance sheets of the Loan Parties as at the end of such Fiscal Year and the related Consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Year, setting forth in each case (commencing with the financial statements relating to the Fiscal Year ending December 31, 2016) to the extent reasonably available to the Borrowers, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such Consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by BEC and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under the credit facilities provided for herein that is scheduled to occur within one year from the time such opinion is delivered or (B) any potential inability to satisfy any financial covenants set forth in any agreement, document or instrument governing or evidencing Debt on a future date or in a future period), and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards).

(d)          Compliance Certificate. Together with each delivery of financial statements of the Loan Parties pursuant to clauses (b) and (c), a duly executed and completed Compliance Certificate.

(e)          Annual Budget. As soon as available and in any event no later than 30 days prior to the commencement of any Fiscal Year, an annual budget, prepared on a quarterly basis for such Fiscal Year and prepared in a manner consistent with the Initial Operating Budget (with respect to each such Fiscal Year, the “Budget”), which Budget shall be certified by a Financial Officer of BEC as having been prepared in good faith based upon assumptions believed by BEC to be reasonable at the time made.

(f)           Major Maintenance Funding Certificate. No later than 30 days prior to the commencement of any Fiscal year, a certificate signed by a Responsible Officer of BEC in the form of Exhibit S.

(g)          Operating Statements and Reports. BEC shall furnish to the Independent Engineer and the Administrative Agent no later than 45 days after the end of each Fiscal Quarter of BEC, a quarterly operating report of the Project during such Fiscal Quarter reflecting (i) revenue, fuel, emissions and operating data for the Project, (ii) the actual level of dispatch, capacity factors or similar operating and performance data for the Project, (iii) a summary of the operating and maintenance costs and improvement costs incurred during such Fiscal Quarter with a comparison to budgeted amounts for such costs for the Project, (iv) management discussion of operating performance for the Project, which report shall be certified by a Responsible Officer of BEC as being true and correct in all material respects, (v) a summary of the progress made by the Permitted Expansion Entity with respect to the Permitted Expansion Facility and (vi) a description of all Growth Capital Expenditures made by any Loan Party.

(h)          Litigation. Promptly upon any officer of either Borrower becoming aware of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrowers to the Administrative Agent and the Lender Parties, or (ii) any material development in any Adverse Proceeding that, in the case of either sub-clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof.

(i)           Agreement Notices, Etc. (i) Promptly upon receipt of written notice thereof, deliver notice of the occurrence of any material dispute under any Material Project Document or with respect to the Project.

(ii)         Promptly upon execution thereof, copies of any Replacement Power Purchase Agreement.

(iii)        Promptly upon execution thereof, copies of any indenture, loan or credit or similar agreement, and any related security agreements, guarantees or other collateral documents entered into by any Loan Party in connection with the incurrence of any Debt permitted to be incurred under Section 7.02(b) and secured by a Lien on any Property of any of the Loan Parties, copies of any Permitted Commodity Hedge and Power Sale Agreements that are secured by a Lien on the Collateral (including any Second Lien Collateral Documents) entered into by any Loan Party, and copies of any subsequent material amendments, modifications or waivers of any of the foregoing.

(iv)        Promptly upon receipt or delivery thereof, copies of all notices of force majeure or casualty loss or event delivered to, or received by, any Loan Party under any Material Project Document.

(v)         Promptly upon receipt thereof, copies of any written notice or other communication delivered by any party to any Material Project Document pursuant thereto, or in respect thereof, relating to (A) any increase or decrease in revenues generated, or expenses incurred, thereunder of $3,000,000 or more in any fiscal year or (B) any other matter that could reasonably be expected to have a Material Adverse Effect.

(vi)        Promptly upon any Loan Party sending or receiving notice of any default, termination or amendment under a Material Project Document or Permitted Commodity Hedge and Power Sale Agreement, copies of all such notices.

(j)           ERISA. (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Loan Parties or any of their respective ERISA Affiliates have taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) to the extent requested in writing by the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Loan Parties or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a potential ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request.

(k)          Environmental Conditions. Promptly upon becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws except as otherwise could not reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken or required to be taken pursuant to any Environmental Law by the Borrowers or any other Person in response to (1) any Hazardous Materials Activities the occurrence of which has a reasonable possibility of resulting in one or more Environmental Actions except as otherwise could not reasonably be expected to have a Material Adverse Effect, or (2) any Environmental Actions except as otherwise could not reasonably be expected to have a Material Adverse Effect, (C) the Borrowers’ discovery of any occurrence or condition at or on the Real Estate Assets or any real property adjoining or in the vicinity of the Real Estate Assets that could cause the Real Estate Assets or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws except as otherwise could not reasonably be expected to have a Material Adverse Effect, (D) any Environmental Action with respect to the Project except as otherwise could not reasonably be expected to have a Material Adverse Effect, and (E) any request for information from any Governmental Authority that suggests such authority is investigating whether any of the Loan Parties may be potentially responsible for any Hazardous Materials Activity except as otherwise could not reasonably be expected to have a Material Adverse Effect.

(l)           Insurance, Etc. (i) At the date of each policy renewal, but no less than annually, deliver certificates of insurance from each insurer or by an authorized representative of each insurer, which certification shall identify the insurers, the type of insurance, the limits, deductibles and term thereof and also include binders or certificates signed by the insurer or a broker authorized to bind the insurer evidencing such insurance.

(ii)         Promptly after becoming aware of the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty or otherwise.

(iii)        Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 7.01(d).

(m)         Information Regarding Collateral. Prompt written notice of any change in a Loan Party’s (i) corporate name, (ii) identity or corporate structure, (iii) jurisdiction of organization or (iv) Federal Taxpayer Identification Number or state organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Collateral Documents.

(n)          Sanctions Violations. (i) Each Borrower agrees that if it obtains knowledge or receives any written notice that either Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or otherwise becomes a Sanctions Target (such occurrence, a “Sanctions Violation”), the Borrowers shall immediately (A) give written notice to the Administrative Agent of such Sanctions Violation, and (B) comply with all applicable laws with respect to such Sanction Violation (regardless of whether the Sanctions Target or party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrowers hereby authorize and consents to the Administrative Agent taking any and all steps the Administrative Agent deems necessary, in its sole discretion, to comply with all applicable laws governing such sanctions with respect to any such Sanction Violation, including the “freezing” or “blocking” of assets and reporting such action to OFAC or other applicable Governmental Authority.

(ii)         BEC shall provide the Administrative Agent with any information regarding the Loan Parties reasonably requested by the Administrative Agent and necessary for the Lender Parties to comply with all Anti-Terrorism and Money Laundering Laws or to satisfy any Lender Party’s “know your customer” policies.

(o)          Governmental Authorizations. Promptly upon receipt of written notice thereof, deliver notice of any dispute, investigation or other proceeding with, or by, any Governmental Authority involving the potential for the revocation, adverse modification, failure to renew or the like with respect to any Governmental Authorization necessary for the ownership and operation of the Project or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(p)          Management Letters. Promptly after receipt thereof by any Loan Party, a copy of any “management letter” received by any such Loan Party from its certified public accountants and management’s response thereto.

(q)          Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties (including information on insurance coverage) of any Loan Party as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Article VIII

EVENTS OF DEFAULT

Section 8.01.         Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”:

(a)          (i) the Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable (unless such Default is caused by an administrative or technical error and such payment is made within three Business Days of the date on which such amounts became due), (ii) the Borrowers shall fail to pay any interest on any Advance or any fees under Section 3.06(a) and Section 4.03(a) within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document to which it is party within ten Business Days after the same shall become due and payable; or

(b)          any representation or warranty made by any Loan Party (or any of its officers) or Holdings under or in connection with any Loan Document to which it is a party (including any certificate delivered pursuant to Article V or Section 7.03) shall prove to have been incorrect in any material respect when made; provided that, if (i) such Loan Party or Holdings, as the case may be, was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or (A) if such incorrect representation or warranty is not susceptible to cure within 30 days, (B) the fact, event or circumstance resulting in such false or incorrect representation or warranty has not resulted in a Material Adverse Effect, and (C) such Loan Party or Holdings, as the case may be, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30 day cure period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period)) from the date a Responsible Officer of BEC or any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c)          any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 4.09, clause (d), (e), (k), or (m) of Section 7.01, Section 7.02, clause (a) of Section 7.03 or Section 2.6 of the Intercreditor Agreement; or

(d)          any Loan Party shall fail to perform or observe any term, covenant or agreement contained in clause (b), (c) or (d) of Section 7.03 and such failure shall remain unremedied for 15 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by any Agent or any Lender Party; or

(e)          any Loan Party or Holdings shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of such Person becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by any Agent or any Lender Party; provided that, (i) if such failure and is not susceptible to cure within such 30 days, (ii) such Person is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (iii) the existence of such failure has not resulted in a Material Adverse Effect, such 30 day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period); or

(f)           (i) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt for Borrowed Money of such Loan Party that is outstanding in a principal amount of at least $15,000,000 either individually or in the aggregate for all such Persons (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt for Borrowed Money; (ii) any Loan Party is in default in the performance of or compliance with any term of, or other event shall occur or condition shall exist under, any agreement or instrument relating to any such Debt for Borrowed Money and such default, non-compliance or other event shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt for Borrowed Money or otherwise to cause such Debt for Borrowed Money to mature; or (iii) any such Debt for Borrowed Money shall be declared (or one or more Persons are entitled to declare such Debt for Borrowed Money to be) due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt for Borrowed Money shall be required to be made, in each case prior to the stated maturity thereof; or

(g)          any Loan Party or Holdings shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or Holdings seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Person shall take any corporate action to authorize any of the actions set forth above in this clause (g); or

(h)          any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $15,000,000 shall be rendered against any Loan Party and there shall be any period of 90 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)           any non-monetary judgment or order shall be rendered against any Loan Party that has resulted in a Material Adverse Effect, and there shall be any period of 90 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)           any provision of any Loan Document after delivery thereof pursuant to Section 5.01 or Section 7.01(n) shall for any reason (except as the result of act or omission of the Agents or the other Secured Parties) cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(k)          any Collateral Document or financing statement after delivery thereof pursuant to Section 5.01 or Section 7.01(n) shall for any reason (other than pursuant to the terms thereof or as a result of action taken by any Agent or any other First Lien Secured Party) cease to create a valid and perfected first priority lien on and security interest in the Collateral to the extent contemplated hereby or thereby (other than in respect of Collateral with a fair market value of less than $5,000,000 in the aggregate); or

(l)           a Change of Control shall occur; or

(m)         (i) there shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Loan Party or, if such liability, together with all other such liabilities, is reasonably likely to result in a Material Adverse Effect; or (ii) a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA has been imposed on the Collateral, any Loan Party, or any Employee Benefit Plan, and such Lien, together with all other such Liens, would reasonably be likely to result in a Material Adverse Effect;

(n)          an Event of Abandonment, a Total Loss or an Event of Eminent Domain with respect to all or substantially all of the Project shall occur; or

(o)          any Governmental Authorization shall be revoked, cancelled or materially and adversely modified by the Governmental Authority having jurisdiction and the Required Lenders shall have reasonably determined that such revocation, cancellation or material and adverse modification could be reasonably expected to have a Material Adverse Effect and such revocation, cancellation or adverse modification shall continue unremedied for thirty (30) days from such revocation, cancellation or material and adverse modification; or

(p)          either (i)(A) any Core Contract (other than the LTSA) is terminated or ceases to be valid and binding prior to the expiration pursuant to the terms thereof or (B) unless replaced within 90 days of such termination, any other Material Project Document is terminated prior to the expiration pursuant to the terms thereof and such termination could reasonably be expected to have a Material Adverse Effect, (ii) unless such Material Project Document is replaced (and, in the case of the LTSA, the Borrowers have (x) delivered to the Administrative Agent an updated Major Maintenance Funding Certificate for the next five operating years confirmed by the Independent Engineer to be acceptable and (y) fully funded the Major Maintenance Account and any other major maintenance then required under the terms of the Permitted Expansion Facility, as then required by such updated Major Maintenance Funding Certificate), the counterparty to a Material Project Document is in material default for 90 days (or, in the case of a Core Contract described in clause (i)(A), the lesser of 90 days and the cure period under such agreement) and such material default could reasonably be expected to have a Material Adverse Effect or (iii) credit support provided to a Loan Party with respect to a Material Project Document is no longer valid and is not replaced within 90 days (or, in the case of an agreement described in clause (i)(A), 30 days); provided that any replacement of a Third Party Power Purchase Agreement (or permitted replacement thereof) may only be replaced with a “Replacement Power Purchase Agreement; or

(q)          an “event of default”, “termination event” or similar event shall occur under (i) any Interest Rate Hedge or (ii) any Permitted Commodity Hedge and Power Sale Agreement if, with respect to this clause (ii), the effect of such “event of default”, “termination event” or similar event is to cause termination costs in excess of $15,000,000 in the aggregate to become due and payable by a Loan Party thereunder; provided that the foregoing shall not constitute an Event of Default if within 30 days following such occurrence, a Loan Party shall have deposited, or caused to be deposited, into the Revenue Account proceeds of Additional Equity Contributions in an amount equal to not less than such termination costs; provided, however, that, notwithstanding the foregoing, no Event of Default under this Section 8.01(q) shall be deemed to have occurred during any period not to exceed 90 days following such occurrence in which a Loan Party is contesting, in good faith by dispute resolution or other appropriate proceedings a Loan Party’s obligation to pay all or any portion of such termination costs (including any such dispute as to the occurrence of the “event of default”, “termination event” or similar event giving rise to such termination costs);

then, and in any such event, and for so long as such Event of Default shall exist, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, upon the occurrence of an Event of Default described in clause (g) and relating to the Borrowers, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Section 8.02.         Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 8.01 or otherwise, or if the Advances have been declared due and payable as provided in Section 8.01, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, Cash Collateralize the Available Amount of all outstanding Letters of Credit as of such date in an amount equal to the Minimum Collateral Amount plus any accrued and unpaid interest thereon; provided that upon the occurrence of an Event of Default under Section 8.01(g) relating to the Borrowers, the Borrowers shall be obligated to Cash Collateralize the Available Amount of all outstanding Letters of Credit as of such date in an amount equal to the Minimum Collateral Amount plus any accrued and unpaid interest thereon, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time any Issuing Bank determines that any funds held in any Controlled Account are subject to any right or claim of any Person other than the Issuing Bank or its agent or depositary or that the total amount of such funds is less than Minimum Collateral Amount, the Borrowers will, forthwith upon demand by such Issuing Bank, pay to such Issuing Bank, as additional funds to be deposited and held in such Controlled Account, an amount equal to the excess of (a) the Minimum Collateral Amount of all Letters of Credit issued by the applicable Issuing Bank then outstanding in respect of such Issuing Bank over (b) the total amount of funds, if any, then held in such Controlled Account that such Issuing Bank determines to be free and clear of any such right and claim. Any amounts received by the Administrative Agent in respect of the L/C Exposure pursuant to Section 8.01 may be held as Cash Collateral for the obligation of the Borrowers to reimburse the relevant Issuing Bank in event of any drawing under any Letter of Credit (and the Borrowers hereby grant to the Administrative Agent a security interest in such Cash Collateral). In the event any Letter of Credit in respect of which the Borrowers have deposited Cash Collateral with the Administrative Agent is canceled or expires, the Cash Collateral shall be applied (i) first to the reimbursement of the relevant Issuing Bank (or all of the applicable Revolving Lenders, as the case may be) for any drawings thereunder, and (ii) second to the payment of any outstanding Obligations of the Borrowers hereunder or under any other Loan Document.

Article IX

THE AGENTS

Section 9.01.         Appointment of Agents. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Crédit Agricole Corporate and Investment Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither of the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02.         Rights of Lenders. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.         Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.05 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers, a Lender or an Issuing Bank.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06.         Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07.         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.         Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 4.06, each Lender Party shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 15 days after demand therefor, any and all Taxes and related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Taxes from amounts paid to or for the account of such Lender Party for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of applicable withholding Taxes ineffective). A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts owing to such Lender under the Loan Documents against any amount due to the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender Party, and the repayment, satisfaction or discharge of all other Obligations. This Section 9.08 shall not impose any additional responsibility on the Loan Parties.

Section 9.09.         Administrative Agent May File Proof of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Commitment shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Commitments and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 3.06 and 11.02) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.02.

Section 9.10.         Collateral Matters.

(a)          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to instruct the Collateral Agent:

(i)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.05, if approved, authorized or ratified in writing by the Required Lenders; or

(ii)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to instruct the Collateral Agent to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into (i) any representation or warranty regarding the existence, value or collectability of the Collateral, (ii) the existence, priority or perfection of the Administrative Agent’s Lien thereon, or (iii) any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Article X

GUARANTY

Section 10.01.         Guaranty; Limitation of Liability.

(a)          Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents and the Hedge Agreements (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise except, with respect to any Guarantor, all Excluded Swap Obligations (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses of such Guarantor (including fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty or any other Guaranteed Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Guaranteed Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)          Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Guaranteed Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other Guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Guaranteed Documents.

Section 10.02.         Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Guaranteed Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents or Hedge Agreements, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrowers or any other Loan Party or whether the Borrowers or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Guaranteed Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents, or any other amendment or waiver of or any consent to departure from any Guaranteed Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Guaranteed Documents or any other Property of any Loan Party;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f)           any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information);

(g)          the failure of any other Person to execute or deliver this Agreement, or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Guaranteed Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrowers or any other Loan Party or otherwise, all as though such payment had not been made.

Section 10.03.         Waivers and Acknowledgments.

(a)          Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)          Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Guaranteed Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known by such Guaranteed Party.

(f)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing and hedging arrangements contemplated by the Guaranteed Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

Section 10.04.         Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrowers, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Guaranteed Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against the Borrowers, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrowers, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Term Facility Maturity Date, and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Guaranteed Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Term Facility Maturity Date shall have occurred, and (iv) all Letters of Credit shall have expired or been terminated, the Guaranteed Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 10.05.         Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations (other than, for the avoidance of doubt, amounts or other Obligations due under the Zone J Power Purchase Agreements) owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.05:

(a)          Non-permitted Payments, Etc. Each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations; provided that, from and after the occurrence during the continuance of any Event of Default, upon the written request of the Collateral Agent acting in accordance with the Intercreditor Agreement, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)          Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Code relating to any other Loan Party, each Guarantor agrees that the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Code, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)          Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)          Collateral Agent Authorization. After the occurrence and during the continuance of an Event of Default, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 10.06.         Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until a Repayment Event, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it, and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 11.06. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Guaranteed Parties.

Section 10.07.         Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time this Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligation hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Article XI

MISCELLANEOUS

Section 11.01.         Notices.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Part III of Schedule I. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)         The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 11.01, including through the Platform.

Section 11.02.         Expenses, Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket legal expenses of one firm of counsel for the Administrative Agent, any Lender or any Issuing Bank, collectively, plus (if applicable) one local counsel in each appropriate jurisdiction for all such persons and, in the case of a conflict of interest between such persons, one additional counsel in each relevant jurisdiction to each group of such affected persons similarly situated taken as a whole), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.02.

(b)          Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented costs, expenses (including the reasonable and documented fees, charges and disbursements of any one firm of counsel for the Administrative Agent, any Lender or any Issuing Bank collectively, (if applicable) one local counsel in each appropriate jurisdiction for all such persons and, in the case of a conflict of interest between such persons, one additional counsel in each relevant jurisdiction to each group of such affected persons similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party), other than by such Indemnitee and its Related Parties arising out of, in connection with, or as a result of any indemnified liabilities, including any indemnified liabilities with respect to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials with respect to the Project or otherwise on or from any Real Estate Asset or any actual or alleged violation of Environmental Law or Environmental Action related in any way to the Project or the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), without prejudice to the Loan Parties’ obligations hereunder in respect of the same, any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(c).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section 11.02 shall be payable promptly, but in any event, not later than ten days after demand therefor.

(f)           Survival. Each party’s obligations under this Section 11.02 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(g)          Break-Funding. If for any reason (i) any prepayment or other principal payment of, or any Conversion of, any Eurodollar Rate Advance is made by the Borrowers to or for the account of a Lender on a date prior to the last day of the Interest Period applicable to such Eurodollar Rate Advance, (ii) the Borrowers fails to make any payment or prepayment of a Eurodollar Rate Advance for which a notice of prepayment has been given (even if subsequently revoked as permitted by Section 2.04(a)) or that is otherwise required to be made or (iii) a Borrowing of a Eurodollar Rate Advance does not occur on the date specified therefor in the relevant Funding Notice or telephonic request for Borrowing, or a Conversion to or continuation of any Eurodollar Rate Advance does not occur on the date specified therefor in the relevant Conversion/Continuation Notice or telephonic request for Conversion or continuation, the Borrowers shall, in each case and upon demand by such Lender (with a copy of such demand to the Administrative Agent), compensate such Lender for the loss, cost and expense attributable to such event (but excluding any anticipated profits). In the case of a Eurodollar Rate Advance, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Advance for the period from the date of such payment, conversion or failure to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow, convert or continue a Eurodollar Rate Advance, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurodollar Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in Dollars from other banks in the eurocurrency market at the commencement of such period.

Section 11.03.         Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall, to the extent of available cash pursuant to Section 4.11(a)(ii), Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.11(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Commitments, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 11.03 or Section 4.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Revolving Commitments and L/C Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 11.03 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.10 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 11.04.         Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.05.         Amendments and Waivers.

(a)          Required Lenders’ Consent. Subject to the terms of the Intercreditor Agreement, Section 4.10 and Section 11.05(d) and additional requirements of Section 4.10, Sections 4.11(a)(i), 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b)          Affected Lender Parties’ Consent. Without the written consent of each Lender (other than, in the case of (x) below, a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Advance or Note;

(ii)         waive, reduce or postpone any scheduled principal payment pursuant to Section 2.03;

(iii)        extend the stated expiration date of any Letter of Credit beyond the Revolving Facility Maturity Date;

(iv)        reduce the rate of interest on any Advance or any fee or any premium payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Advance pursuant to Section 4.02 or any other amount hereunder);

(v)         extend the time for payment of any such interest or fees to such Lender;

(vi)        reduce the principal amount of any Advance or any reimbursement obligation in respect of any Letter of Credit;

(vii)       amend, modify, terminate or waive any provision of this Section 11.05(b), 11.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lender Parties is required;

(viii)      amend the definition of “Required Lenders” or “Pro Rata Share” or the definition of “Outstanding Amount” or “Required First Lien Secured Parties” (in each case as defined in the Intercreditor Agreement);

(ix)         release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents (including Section 7.02(e));

(x)          consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;

(xi)         waive any condition set forth in Section 5.01 or, in the case of a Credit Extension on the Closing Date only, Section 5.02; or

(xii)        impose any greater restriction on the ability of any Lender under any Facility to assign any of its rights or obligations hereunder, or to change any provision of Section 11.06(d) or (e) to impose any greater restrictions on any Lender with respect to the matters referred to therein.

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)          increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)         without the consent of the Required Lenders and the consent of Lenders holding a majority of the Commitments or Advances outstanding under such Facility, (A) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04 of this Agreement or Section 4.1 or 5.2 of the Intercreditor Agreement, in any manner that disproportionately affects the Lender Parties differently from the other Lender Parties or other Secured Parties or (B) otherwise disproportionately affect the obligation of the Borrowers to make any payment of the Advances to the Lender Parties from other Lender Parties or other Secured Parties; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Facilities, of any portion of such prepayment which is still required to be made is not altered;

(iii)        amend, modify, terminate or waive the provisions governing the reimbursement of Letters of Credit as provided in Section 3.04 without the written consent of the Administrative Agent, the applicable Issuing Bank and each Revolving Lender;

(iv)        amend, modify, terminate or waive the provisions governing the reimbursement of Swingline Advances as provided in Section 2.02(b) without the written consent of the Administrative Agent and of the applicable Swingline Lender; or

(v)         amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent or the Depositary, or any other provision hereof of any Loan Document as the same applies to the rights, powers, privileges or obligations of any such Agent or the Depositary, in each case without the consent of such Agent or the Depositary, as applicable.

(d)          Amendments to Cure Ambiguities, Defects, etc. Notwithstanding the other provisions of this Section 11.05, the Borrowers, Holdings, or any other Loan Party, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender Party: (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Lender Parties, (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents, (iv) by means of any Joinder Agreement to the extent expressly contemplated by the definition of Permitted Expansion Entity or (iv) to implement Section 4.10, Section 4.11 or a Permitted Expansion Facility.

(e)          Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender Party, execute amendments, modifications, waivers or consents on behalf of such Lender Party. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender Party at the time outstanding, each future Lender Party and, if signed by a Loan Party, on such Loan Party.

(f)           Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein, any amendment, modification, termination or consent to, of or under any Collateral Document permitted pursuant to this Section 11.05 shall be subject to the applicable terms of the Intercreditor Agreement.

Section 11.06.         Successors and Assigns; Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that any assignment by the Swingline Lender must be an assignment of all Swingline Advances.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (w) an Event of Default has occurred and is continuing at the time of such assignment, (x) such assignment of Term Commitments or Term Advances is to a Term Lender, an Affiliate of a Term Lender, an Approved Fund or (y) such assignment of Revolving Commitments or L/C Advances is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that notwithstanding the foregoing and for so long as the Sponsor owns any direct or indirect interest in any Loan Party, the Borrowers’ consent shall be required for any assignment to a Sponsor-Related Party, Macquarie Group Ltd. or an Affiliate of Macquarie Group Ltd., which consent may be granted or withheld in the Borrowers’ sole discretion;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) any Facility or any unfunded Commitments with respect to such Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (y) any Advances to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the consent of each Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 paid by the assigning Lender (or the assignee); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made to (A) any natural Person, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Borrower or any Affiliate of any Borrower.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.04 and 11.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 4.06(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to provisions relating to amendments requiring unanimous consent of the Lenders that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.04, 11.02(g) and 4.06 (subject to the requirements and limitations therein, including the requirements under Section 4.06(g) (it being understood that the documentation required under Section 4.06(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.08(b) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.04 or 4.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.08(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.07.         Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08.         Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 4.04, 4.06, 11.02, 11.03 and 11.04 and the agreements of Lender Parties set forth in Sections 4.07, 9.03 and 4.06(e) shall survive the payment of the Advances, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09.         No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements or Commodity Hedge and Power Sale Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10.         Marshalling; Payments Set Aside. Neither any Agent nor any Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lender Parties (or to the Administrative Agent, on behalf of the Lender Parties), or any Agent or Lender Party enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11.         Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12.         Obligations Several; Independent Nature of Lender Parties’ Rights. The obligations of the Lender Parties hereunder are several and no Lender Party shall be responsible for the obligations or Commitment of any other Lender Party hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lender Parties pursuant hereto or thereto, shall be deemed to constitute the Lender Parties as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender Party shall be a separate and independent debt, and each Lender Party shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender Party to be joined as an additional party in any proceeding for such purpose.

Section 11.13.         Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14.         Governing Law; Jurisdiction, Etc..

(a)          Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Jurisdiction. The Borrowers and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. The Borrowers and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 11.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.15.         Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16.         Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties or any broker for such party) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any other Loan Party relating to Holdings, the Borrowers or any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Borrowers or any other Loan Party; provided that, in the case of information received from the Borrowers or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.17.         Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender Parties and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender Party contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender Party’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to the Borrowers.

Section 11.18.         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.19.         Patriot Act. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 11.20.         Intercreditor Agreement. Each Lender Party hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement. Each Lender Party, by delivering its signature page hereto, funding its Advances on the Closing Date and/or executing an Assignment and Assumption (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement and (b) authorized the Administrative Agent and the Collateral Agent to perform their respective obligations thereunder.

Section 11.21.         No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 11.22.         Non-Recourse. The provisions of Section 9.19 of the Intercreditor Agreement are hereby incorporated by reference and shall apply to this Agreement, mutatis mutandis, as if fully set forth herein. The provisions set forth in this Section 11.22 (or incorporated herein by reference) shall survive a Repayment Event and the termination of all Commitments and the earlier termination of the Pledge Agreement, the Security Agreement and this Agreement.

Section 11.23.         Other Agreements. Each Loan Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by each Agent, the Joint Lead Arrangers and the Lender Parties are arm’s-length commercial transactions between the Loan Parties, on the one hand, and each Agent, the Joint Lead Arrangers and the Lender Parties, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, the Joint Lead Arrangers and the Lender Parties each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (ii) no Agent, Joint Lead Arranger or Lender Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Joint Lead Arrangers and the Lender Parties, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents, the Joint Lead Arrangers and the Lender Parties has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Joint Lead Arrangers and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BAYONNE ENERGY CENTER, LLC as Borrower

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

BAYONNE ENERGY CENTER URBAN RENEWAL, LLC as Borrower

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

BAYONNE ENERGY HOLDINGS, LLC as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

ZONE J TOLLING CO., LLC as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

PER-D BAYONNE HOLDINGS, LLC as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

PER-D BAYONNE I, INC. as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

PER-D BAYONNE II, LLC as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

Hudson Power Holdings, LLC as Guarantor

By:	/s/ James Hooke
Name: James Hooke
Title: Authorized Signatory

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

Crédit Agricole Corporate and Investment Bank as Administrative Agent

By:	/s/ Dominique Schillio
Name: Dominique Schillio
Title: Director

By:	/s/ THEODORE M. VANDERMEL
Name: THEODORE M. VANDERMEL
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

Crédit Agricole Corporate and Investment Bank as Issuing Bank, Lender and Swingline Lender

By:	/s/ George Councill
Name: George Councill
Title: Director

By:	/s/ Ken Ricciardi
Name: Ken Ricciardi
Title: Director

[Signature Page to Credit and Guaranty Agreement]

ING Capital LLC as Lender

By:	/s/ David Barrick
Name: David Barrick
Title: Managing Director

By:	/s/ Laurence Lapeyre
Name: Laurence Lapeyre
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

National Australia Bank limited as Lender

By:	/s/ RICHARD JOHNSON
Name: RICHARD JOHNSON
Title: ASSOCIATE DIRECTOR

[Signature Page to Credit and Guaranty Agreement]

Siemens Financial Services as Lender

By:	/s/ Patrick N. Riley
Name: Patrick N. Riley
Title: Vice President

By:	/s/ Sonia Vargas
Name: Sonia Vargas
Title: Sr. Loan Closer

[Signature Page to Credit and Guaranty Agreement]

SunTrust Bank as Lender

By:	/s/ Michael Canavan
Name: Michael Canavan
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

Wells Fargo Bank, NA as Lender

By:	/s/ Yann Blindert
Name: Yann Blindert
Title: Director

[Signature Page to Credit and Guaranty Agreement]

SCHEDULE I

TO CREDIT AND GUARANTY AGREEMENT

COMMITMENTS; APPLICABLE LENDING OFFICES; NOTICES

PART I - COMMITMENTS

Lender Party	Term Commitment	Revolving Commitment	L/C Commitment

Crédit Agricole Corporate and Investment Bank	45,000,000.00	5,000,000.00	25,000,000.00

ING Capital LLC	45,000,000.00	5,000,000.00	0.00

National Australia Bank Limited	45,000,000.00	5,000,000.00	0.00

Siemens Financial Services, Inc.	50,000,000.00	0.00	0.00

SunTrust Bank	45,000,000.00	5,000,000.00	0.00

Wells Fargo Bank, N.A.	45,000,000.00	5,000,000.00	0.00

[Signature Page to Credit and Guaranty Agreement]